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                                 [SEABULK LOGO]


                           YOUR VOTE IS VERY IMPORTANT

To our stockholders:

     Our board of directors has called a Special Meeting of Stockholders, as described in the enclosed Notice of Special Meeting of Stockholders and Proxy Statement. The special meeting is being called so that our stockholders may consider and act upon matters necessary to enable us to raise capital through the issuance of shares of our common stock. At the special meeting our stockholders will be asked to approve the issuance of 12,500,000 shares of our common stock to certain investors and amendments to our certificate of incorporation necessary for us to issue the shares and address the other matters described in this proxy statement. The purchase price for the shares to be issued is $8.00 per share, for a total purchase price of $100 million.

     We believe that the stock issuance will provide us with needed additional capital and the financial flexibility to, among other things, enable us to refinance our existing credit facility and senior secured notes, which may in turn provide a financial basis to seek growth opportunities to strengthen our fleet.

     In addition to our issuance of shares of common stock, the investors have agreed to purchase all of our common stock and common stock purchase warrants owned by accounts managed by Loomis, Sayles & Co., L.P., a registered investment advisor. As a result of the stock issuance and assuming the purchase of all shares of our common stock and common stock purchase warrants currently held by the accounts managed by Loomis Sayles, the investors would beneficially own approximately 73% of our common stock on a fully diluted basis (that is, assuming conversion of all of our options and warrants into shares of our common stock). Additionally, Loomis Sayles has agreed to cause the shares of our common stock that it is authorized to vote at the special meeting to be voted in favor of the stock issuance and the amendments to our certificate of incorporation.

     The special meeting will be held:

         Thursday, September 5, 2002
         10:30 a.m., local time
         Port Everglades Administration Building
         1850 Eller Drive
         Ft. Lauderdale, Florida

     OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE STOCK ISSUANCE AND FOR EACH OF THE AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION.

     Your vote is important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at the special meeting. To vote your shares, please complete and return the enclosed proxy card, or use telephone or Internet voting. You also may cast your vote in person at the special meeting.

                                          Very truly yours,

                                          /s/ Gerhard E. Kurz

                                          Gerhard E. Kurz
                                          President and Chief Executive Officer


                 This proxy statement is dated August 14, 2002, and is first being mailed to stockholders on or about August 16, 2002.

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                           SEABULK INTERNATIONAL, INC.
                                -----------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD SEPTEMBER 5, 2002

To our stockholders:

     Notice is hereby given that a Special Meeting of Stockholders of Seabulk International, Inc. will be held on September 5, 2002 at 10:30 a.m., local time, at the Port Everglades Administration Building, 1850 Eller Drive, Ft. Lauderdale, Florida, for the following purposes:

               1. to approve the issuance by us of 12,500,000 shares of our common stock pursuant to a stock purchase agreement by and among us and certain investors, dated as of June 13, 2002, as it may be amended from time to time;

               2. to amend our certificate of incorporation to increase the number of authorized shares of our common stock from 20,000,000 to 40,000,000;

               3. to amend our certificate of incorporation to remove the classification of our board into three classes of directors;

               4. to amend our certificate of incorporation to add certain minority stockholder protection provisions; and

               5. to transact such other business as may properly come before the meeting or any adjournment thereof.

     The text of the proposed amendments to our certificate of incorporation, referred to in Items 2, 3 and 4 above, is set forth in paragraphs 2, 3, and 4, respectively, of the proposed certificate of amendment of our certificate of incorporation, the form of which is attached as Annex A to this proxy statement. The effectuation of each proposal is conditioned on the approval of all four proposals. The stock issuance will not be completed, even if all other conditions are satisfied or waived, if the requisite stockholder approval on all four proposals is not received. Accordingly, if you wish to approve the stock issuance, you must vote to approve all four proposals (Proposals One through Four).

     The Marketplace Rules of the Nasdaq Stock Market, on which our common stock is quoted, require stockholder approval of an issuance of securities resulting in a "change of control." Stockholder approval of the stock issuance is being sought solely because the stock issuance will result in a change of control under the Marketplace Rules.

     Our board of directors has fixed the close of business on July 10, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournments thereof.

     If you plan to attend, please mark the appropriate box on your proxy card to help us plan for the meeting. Because of security requirements at Port Everglades, you should also call Investor Relations at 954-524-4200, ext. 333 and leave your name so that the Port has a list of attendees prior to the meeting.

     Your vote is important to us. We encourage you to sign and return your proxy card, or use telephone or Internet voting, before the meeting, so that your shares will be represented and voted at the meeting.

                                      By Order of the Board of Directors,

                                      /s/ Alan R. Twaits

                                      Alan R. Twaits
                                      SENIOR VICE PRESIDENT,
                                      GENERAL COUNSEL AND SECRETARY
Fort Lauderdale, Florida
August 14, 2002

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
                                              TABLE OF CONTENTS
SUMMARY...............................................................................................1
THE SPECIAL MEETING...................................................................................5
         Date, Time and Place of Special Meeting......................................................5
         Purpose of Meeting is to Vote on the Following Items.........................................5
         Record Date..................................................................................5
         Outstanding Shares Held on Record Date.......................................................5
         Shares Entitled to Vote......................................................................5
         Quorum Requirement...........................................................................5
         Vote Necessary to Approve the Proposals......................................................6
         Voting by Proxy..............................................................................6
         How to Vote by Proxy.........................................................................6
         Other Business, Adjournments.................................................................7
PROPOSAL ONE--THE STOCK ISSUANCE......................................................................8
         The Parties..................................................................................8
         Purpose and Background of the Stock Issuance and the Related Transactions....................8
         Recommendation of our Board of Directors....................................................13
         Opinion of Financial Advisor................................................................13
         Stockholders Agreement......................................................................17
         Loomis Sayles Transaction...................................................................20
         The Credit Facility Refinancing.............................................................20
         Interests of Certain Persons in the Transactions............................................20
         Use of Proceeds.............................................................................21
         Effects of the Stock Issuance on Stockholders...............................................22
         The Stock Purchase Agreement................................................................23
PROPOSAL TWO--AMENDMENT TO OUR CERTIFICATE OF INCORPORATION
     TO INCREASE OUR AUTHORIZED SHARES OF COMMON STOCK...............................................31
         Increase in Authorized Shares of our Common Stock...........................................31
         Approval....................................................................................31
         Recommendation of our Board of Directors....................................................31
         Effects of the Amendment to our Certificate of Incorporation to Increase our Authorized
         Shares of Common Stock on Stockholders......................................................32
PROPOSAL THREE--AMENDMENT TO OUR CERTIFICATE OF INCORPORATION
     TO REMOVE THE CLASSIFICATION OF OUR BOARD OF DIRECTORS..........................................33
         Removal of Classification of our Board of Directors.........................................33
         Approval....................................................................................33
         Recommendation of our Board of Directors....................................................33
PROPOSAL FOUR--AMENDMENT TO OUR CERTIFICATE OF INCORPORATION
     TO ADD CERTAIN MINORITY STOCKHOLDER PROTECTION PROVISIONS.......................................34
         Minority Stockholder Protection Provisions..................................................34
         Approval....................................................................................34
         Recommendation of our Board of Directors....................................................35
INFORMATION CONCERNING THE DESIGNEES
     TO OUR BOARD OF DIRECTORS.......................................................................36
         Nautilus Designees..........................................................................36
         Carlyle/Riverstone Designees................................................................36
         Continuing Directors........................................................................37
UNAUDITED PRO FORMA FINANCIAL INFORMATION............................................................38
SECURITY OWNERSHIP OF CERTAIN
     BENEFICIAL OWNERS AND MANAGEMENT................................................................41


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
STOCKHOLDER PROPOSALS FOR THE
     2003 ANNUAL MEETING OF STOCKHOLDERS.............................................................44
WHERE YOU CAN FIND MORE INFORMATION..................................................................44
FORWARD-LOOKING STATEMENTS...........................................................................44
ANNEX A -- Form of Certificate of Amendment of our Certificate of Incorporation
ANNEX B -- Opinion of RBC Dain Rauscher Inc.

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                                     SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND FULLY THE PROPOSALS TO BE ACTED UPON, YOU SHOULD CAREFULLY READ THE ENTIRE PROXY STATEMENT, INCLUDING THE ATTACHED ANNEXES.

SEABULK INTERNATIONAL, INC.

     Seabulk International, Inc. is a leading provider of marine support and transportation services, primarily to the energy and chemical industries. Our three main businesses are offshore energy support, marine transportation and towing. Our principal business address is 2200 Eller Drive, P.O. Box 13038, Fort Lauderdale, Florida 33316 and our telephone number at such address is (954) 523-2200.

THE STOCK ISSUANCE

     Pursuant to a stock purchase agreement, dated June 13, 2002, Nautilus Acquisition, L.P. (which we are referring to as Nautilus in this proxy statement), an affiliate of DLJ Merchant Banking Partners III, L.P. (which we are referring to as DLJMB in this proxy statement), and a group of investment partnerships (which we are referring to as the Carlyle/Riverstone Investment Partnerships in this proxy statement) that are being funded by investors of the Carlyle/Riverstone Global Energy and Power Fund I, L.P. (which we are referring to as Carlyle/Riverstone in this proxy statement) have agreed to purchase 12,500,000 shares of our common stock for $8.00 per share, for a total purchase price of $100 million. As a result of the stock issuance, but without taking into account the purchase of our shares of common stock or common stock purchase warrants from accounts managed by Loomis Sayles & Co., L.P., a registered investment advisor (which we are referring to as Loomis Sayles in this proxy statement), the investors will acquire beneficial ownership of approximately 51% of our common stock on a fully diluted basis. At the closing of the stock issuance, we would also pay a transaction fee to certain parties related to the investors. The material terms of the stock purchase agreement are described in this proxy statement under the heading "Proposal One--The Stock Issuance--The Stock Purchase Agreement."

REASONS FOR THE STOCK ISSUANCE

     We believe that the stock issuance will provide us with needed additional capital and the financial flexibility to, among other things, enable us to refinance our existing credit facility and senior secured notes, which may in turn provide a financial basis to seek growth opportunities to strengthen our fleet.

OPINION OF FINANCIAL ADVISOR

     In connection with the stock issuance, our board of directors received the opinion of RBC Dain Rauscher Inc. (which we are referring to as RBC in this proxy statement) that the purchase price of $8.00 (less applicable transaction fees and expenses) per share to be paid by the investors in the stock issuance is fair, from a financial point of view, to us. The full text of the RBC opinion, which is attached as Annex B to this proxy statement, sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion. WE URGE YOU TO READ THIS OPINION IN ITS ENTIRETY.

CONDITIONS TO THE COMPLETION OF THE STOCK ISSUANCE

     The completion of the stock issuance is subject to the satisfaction or waiver of a number of conditions, including the approval by our stockholders of the stock issuance and each of the amendments to our certificate of incorporation, a ruling by the United States Coast Guard that following consummation of the transactions contemplated by the stock purchase agreement, we will comply with the requirements of Section 2 of the Shipping Act, 1916, for the ownership and operation of vessels in the United States coastwise trade and the refinancing of our existing credit facility. These and other conditions are summarized in this proxy statement under the heading "Proposal One--The Stock Issuance--The Stock Purchase Agreement--Conditions."

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TERMINATION AND TERMINATION FEE

     The stock purchase agreement may be terminated in certain instances. If the stock purchase agreement is terminated

          o    by us to pursue a superior proposal, or

          o by the investors as a result of our board of directors changing its recommendation with respect to the stock issuance and the amendments to our certificate of incorporation or recommending an alternative transaction, we would be required to pay the investors a $6 million termination fee and reimburse the investors for their fees and expenses, in an amount not to exceed $2 million. In certain other events of termination, including the termination of the stock purchase agreement as a result of our stockholders not approving the stock issuance and each of the amendments to our certificate of incorporation, we would be required to reimburse the investors for their fees and expenses, in an amount not to exceed $700,000. See "Proposal One--The Stock Issuance--The Stock Purchase Agreement--Termination," "--Payment of Termination Fees and Expenses" and "--Expenses."

AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION

     Our stockholders are also being asked to approve the following:

          o an amendment to our certificate of incorporation that would increase the number of authorized shares of our common stock from 20,000,000 to 40,000,000 (see "Proposal Two--Amendment to our Certificate of Incorporation to Increase our Authorized Shares of Common Stock");

          o an amendment to our certificate of incorporation that would remove the classification of our board into three classes of directors (see "Proposal Three--Amendment to our Certificate of Incorporation to Remove the Classification of our Board of Directors"); and

          o an amendment to our certificate of incorporation that would provide certain protective rights to minority stockholders described under "Proposal Four--Amendment to our Certificate of Incorporation to Add Certain Minority Stockholder Protection Provisions."

     The approval of each of these three amendments to our certificate of incorporation is a condition to the stock issuance. Each of the amendments (Proposals Two through Four) must be approved for any to be effective. Each of the amendments to our certificate of incorporation will be contained in a single certificate of amendment of our certificate of incorporation, a form of which is attached as Annex A to this proxy statement. WE URGE YOU TO READ THE FORM OF CERTIFICATE OF AMENDMENT OF OUR CERTIFICATE OF INCORPORATION IN ITS ENTIRETY.

LOOMIS SAYLES TRANSACTION

     The investors have also agreed to purchase from accounts managed by Loomis
Sayles:

          o all of our common stock beneficially owned by these accounts for $8.00 per share,

          o all of our common stock purchase warrants beneficially owned by these accounts for $7.99 per common stock purchase warrant, and

          o all of our Class A common stock purchase warrants beneficially owned by these accounts for $0.01 per Class A warrant.

As of July 10, 2002, these accounts collectively represented approximately 48% of the outstanding shares of our common stock (excluding shares issuable upon exercise of warrants). Assuming the closing of the stock issuance


                                       2
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and the purchase of all shares of our common stock and common stock purchase warrants owned by the accounts managed by Loomis Sayles, the investors would beneficially own approximately 73% of our common stock on a fully diluted basis.

STOCKHOLDER VOTES REQUIRED

     In accordance with the Marketplace Rules of The Nasdaq Stock Market, approval of the stock issuance (Proposal One) requires the approval of the holders of a majority of the total votes cast by holders of shares of our common stock on such proposal. Approval of each of the amendments to our certificate of incorporation (Proposals Two through Four) requires the approval of the holders of a majority of the outstanding shares of our common stock. Pursuant to a separate agreement with the investors, Loomis Sayles, a registered investment advisor, has agreed to cause the common stock that it is authorized to vote to be voted at the special meeting in favor of the stock issuance and the amendments to our certificate of incorporation, subject to certain conditions. As of July 10, 2002, these accounts collectively represented approximately 48% of our outstanding shares of common stock (excluding shares issuable upon exercise of warrants).

     ALTHOUGH PROPOSALS ONE THROUGH FOUR HAVE BEEN DESIGNATED AS SEPARATE MATTERS TO BE VOTED UPON BY OUR STOCKHOLDERS, THE EFFECTUATION OF EACH PROPOSAL IS EXPRESSLY CONDITIONED UPON OBTAINING THE APPROVAL OF ALL FOUR PROPOSALS. THIS MEANS THAT, EVEN IF OUR STOCKHOLDERS APPROVE ONE OF THESE PROPOSALS, WE WILL NOT COMPLETE THE STOCK ISSUANCE OR EFFECT ANY OF THE AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION DESCRIBED IN THIS PROXY STATEMENT UNLESS OUR STOCKHOLDERS ALSO APPROVE EACH OF THE OTHER PROPOSALS. IN OTHER WORDS, ALL FOUR PROPOSALS (PROPOSALS ONE THROUGH FOUR) MUST BE APPROVED BY OUR STOCKHOLDERS IN ORDER FOR US TO COMPLETE THE STOCK ISSUANCE AND EFFECT EACH OF THE AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION. THE STOCK ISSUANCE WILL NOT BE COMPLETED, EVEN IF ALL OF THE OTHER CONDITIONS ARE SATISFIED OR WAIVED, IF THE REQUISITE STOCKHOLDER APPROVAL OF ALL FOUR PROPOSALS IS NOT RECEIVED. ACCORDINGLY, IF YOU WISH TO APPROVE THE STOCK ISSUANCE, YOU MUST VOTE TO APPROVE ALL FOUR PROPOSALS (PROPOSALS ONE THROUGH FOUR).

RECOMMENDATION TO STOCKHOLDERS

     Our board of directors unanimously recommends that you vote FOR the stock issuance and that you vote FOR each of the amendments to our certificate of incorporation.

STOCKHOLDERS AGREEMENT

     At the closing of the stock issuance, we, the investors and Gerhard E. Kurz, our President and Chief Executive Officer, will enter into a stockholders agreement. The stockholders agreement will provide that our board of directors will have ten members. Initially, four directors will be designated by Nautilus; two directors will be designated by one of the Carlyle/Riverstone Investment Partnerships; three directors will continue from our current board of directors; and our Chief Executive Officer, Mr. Kurz, will serve as a director.

     In addition to the minority stockholder protection provisions contained in one of the amendments to our certificate of incorporation, the stockholders agreement will impose restrictions on certain business combinations between us and entities that are in control of us. See "Proposal One--The Stock Issuance--Stockholders Agreement."

RECENT FINANCIAL DEVELOPMENTS

         On August 8, 2002, we announced that we would revise both our first quarter 2002 and our December 2001 financial results to reflect the retroactive accrual of insurance expenses related to supplemental marine insurance calls assessed in December 2001 and the effect on 2002 insurance premiums. The $4.1 million in calls, which we dispute and had previously disclosed in our Annual Report on Form 10-K for 2001 and Quarterly Report on Form 10-Q for the first quarter of 2002, are intended to cover investment losses and reserve shortfalls sustained by our marine insurance underwriter, the Steamship Mutual Club. The insurance amounts are scheduled for payment in installments through 2003. We recently filed amendments to our Annual Report on Form 10-K for 2001 and Quarterly Report on Form 10-Q for the first quarter of 2002 to include the restated financial results and revise


                                       3
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related disclosures. The revisions added approximately $4.1 million to our reported loss for both the three months and twelve months ended December 31, 2001 and approximately $200,000 for the three months ended March 31, 2002. As a result of the revision, our restated net loss for the year ended December 31, 2001 was $12.0 million or $1.16 per share (basic and diluted) versus a net loss of $29.0 million or $2.89 per share (basic and diluted) in 2000 and our restated net loss for the quarter ended March 31, 2002 was $2.3 million or $0.22 per share (basic and diluted) versus a net loss of $7.2 million or $0.71 per share (basic and diluted) in the comparable 2001 period.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the web site maintained by the SEC at www.sec.gov. See "Where You Can Find More Information."

     We filed a Current Report on Form 8-K on June 19, 2002 reporting the execution of the stock purchase agreement by us and the investors. A copy of the stock purchase agreement and related documents are filed as exhibits to the Form 8-K.


                                       4
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                               THE SPECIAL MEETING

     Our board of directors is sending this proxy statement and the enclosed proxy card to solicit proxies from our stockholders for use at a special meeting to vote for approval of the issuance of shares of our common stock to the investors and each of the amendments to our certificate of incorporation. We are first mailing the Notice of Special Meeting of Stockholders, this proxy statement and the enclosed proxy card to our stockholders on or about August 16, 2002.

DATE, TIME AND PLACE OF SPECIAL MEETING

     Thursday, September 5, 2002

     10:30 a.m., local time

     Port Everglades Administration Building
     1850 Eller Drive
     Fort Lauderdale, Florida

PURPOSE OF MEETING IS TO VOTE ON THE FOLLOWING ITEMS

     1. A proposal to approve the issuance by us of 12,500,000 shares of our common stock pursuant to a stock purchase agreement by and among us and certain investors, dated as of June 13, 2002, as it may be amended from time to time.

     2. A proposal to amend our certificate of incorporation to increase the number of authorized shares of our common stock from 20,000,000 to 40,000,000.

     3. A proposal to amend our certificate of incorporation to remove the classification of our board into three classes of directors.

     4. A proposal to amend our certificate of incorporation to add certain minority stockholder protection provisions.

RECORD DATE

     Holders of record of common stock at the close of business on July 10, 2002, will be entitled to vote.

OUTSTANDING SHARES HELD ON RECORD DATE

     As of July 10, 2002, there were approximately 10,623,938 shares of our common stock outstanding.

SHARES ENTITLED TO VOTE

     Each share of our common stock that you own as of the record date entitles you to one vote on each matter to be voted upon at the meeting. Common stock held in our treasury will not be voted.

QUORUM REQUIREMENT

     Holders of a majority of the outstanding shares of our common stock on the record date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting. The shares held by each stockholder who signs and returns the enclosed form of proxy will be counted for purposes of determining the presence of a quorum at the meeting.


                                       5
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VOTE NECESSARY TO APPROVE THE PROPOSALS

     1. To approve the stock issuance (Proposal One), it is necessary to obtain the affirmative vote of the holders of shares (in person or by proxy) of our common stock as of the record date representing a majority of the total votes cast at the meeting.

     2. To approve each of the amendments to our certificate of incorporation (Proposals Two through Four), it is necessary to obtain the affirmative vote of the holders of shares (in person or by proxy) of our common stock as of the record date representing a majority of the outstanding shares of our common stock.

     ALTHOUGH PROPOSALS ONE THROUGH FOUR HAVE BEEN DESIGNATED AS SEPARATE MATTERS TO BE VOTED UPON BY OUR STOCKHOLDERS, THE EFFECTUATION OF EACH PROPOSAL IS EXPRESSLY CONDITIONED UPON OBTAINING THE APPROVAL OF ALL FOUR PROPOSALS. THIS MEANS THAT, EVEN IF OUR STOCKHOLDERS APPROVE ONE OF THESE PROPOSALS, WE WILL NOT COMPLETE THE STOCK ISSUANCE OR EFFECT ANY OF THE AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION DESCRIBED IN THIS PROXY STATEMENT UNLESS OUR STOCKHOLDERS ALSO APPROVE EACH OF THE OTHER PROPOSALS. IN OTHER WORDS, ALL FOUR PROPOSALS (PROPOSALS ONE THROUGH FOUR) MUST BE APPROVED BY OUR STOCKHOLDERS IN ORDER FOR US TO COMPLETE THE STOCK ISSUANCE AND EFFECT EACH OF THE AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION. THE STOCK ISSUANCE WILL NOT BE COMPLETED, EVEN IF ALL OF THE OTHER CONDITIONS ARE SATISFIED OR WAIVED, IF THE REQUISITE STOCKHOLDER APPROVAL OF ALL FOUR PROPOSALS IS NOT RECEIVED. ACCORDINGLY, IF YOU WISH TO APPROVE THE STOCK ISSUANCE, YOU MUST VOTE TO APPROVE ALL FOUR PROPOSALS (PROPOSALS ONE THROUGH FOUR).

     OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE FOR THE STOCK ISSUANCE AND FOR EACH OF THE AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION.

VOTING BY PROXY

     Voting instructions are included on your proxy card. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have specified at the meeting, or at any adjournment or postponement thereof. You may specify that your shares be voted for or against a proposal submitted at the meeting or that you are abstaining from voting for a proposal. If no specification is made, the shares will be voted for the stock issuance and each of the amendments to our certificate of incorporation. Abstentions and broker non-votes will have the same effect as votes against each of the amendments to our certificate of incorporation. Abstentions and broker non-votes will not be treated as votes cast and have no effect on the outcome of the vote on the stock issuance.

HOW TO VOTE BY PROXY

     BY TELEPHONE OR INTERNET.* Call toll-free 1-800-435-6710 and follow the instructions. You will need to give the control number contained on your proxy card.

     Or go to www.eproxy.com/sblk and follow the instructions. You will need to give the control number contained on your proxy card.

     *If you hold shares through a broker or other custodian, please follow the voting instructions for the voting form used by that firm.

     IN WRITING. Complete, sign, date and return your proxy card in the enclosed envelope.

     REVOKING YOUR PROXY.  You may revoke your proxy before it is voted by:

          o submitting a new proxy with a later date, including a proxy given by telephone or via the Internet;

          o notifying our corporate secretary in writing before the meeting that you have revoked your proxy; or


                                       6
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          o    voting in person at the meeting.

     Attendance at the special meeting is not in itself sufficient to revoke a proxy.

     VOTING IN PERSON. If you plan to attend the meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee or other appropriate documentation indicating that you are the beneficial owner of the shares, or that you are duly authorized to vote such shares, on July 10, 2002, the record date for voting.

     CONFIDENTIAL VOTING. Votes will be tabulated by an automated system administered by Mellon Investor Services, LLC, our transfer agent. Your individual vote is kept confidential from us unless special circumstances exist. For example, a copy of your proxy card will be sent to us if you write comments on the card.

     PROXY SOLICITATION. We will pay the costs of soliciting proxies. In addition to solicitation by use of the mail, certain of our officers and employees may solicit the return of proxies by telephone, telegram, in person, or by electronic mail (e-mail). Mellon Investor Services, LLC, our transfer agent, has been engaged as well. We have requested that brokerage houses, custodians, nominees, and fiduciaries forward soliciting materials to the beneficial owners of common stock and we will reimburse them for their reasonable out-of-pocket expenses. We are paying Mellon Investor Services, LLC a customary fee, plus expenses to assist with the solicitation. In addition, we may elect to engage a proxy solicitation firm to assist in our proxy soliciting efforts.

     The extent to which these proxy soliciting efforts will be necessary depends upon how promptly proxies are submitted. In order to assure the presence of the necessary quorum at the meeting, please vote by phone or Internet or sign and mail the enclosed proxy promptly in the envelope provided. No postage is required if mailed within the United States. Signing and returning the proxy will not prevent you from attending the meeting and voting in person, should you so desire.

OTHER BUSINESS, ADJOURNMENTS

     Our board of directors has no knowledge of any additional business to be presented for consideration at the meeting. Should any such matters properly come before the meeting or any adjournments thereof, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on such other matters and with respect to matters incident to the conduct of the meeting.

     Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by the chairman of the meeting or by the holders of our common stock representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. We do not currently intend to seek an adjournment of the meeting.


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                        PROPOSAL ONE--THE STOCK ISSUANCE

THE PARTIES

     SEABULK INTERNATIONAL, INC. We are a leading provider of marine support and transportation services, primarily to the energy and chemical industries. Our three main businesses are offshore energy support, marine transportation, and towing. Our offshore energy services fleet is one of the world's largest and provides services to operators of offshore oil and gas exploration, development and production facilities in the Gulf of Mexico, offshore West Africa, the Arabian Gulf, South America and Southeast Asia. Our marine transportation fleet carries petroleum products, crude oil, and specialty chemicals in the U.S. domestic trade. Our towing fleet is one of the largest and most modern in the United States.

     THE INVESTORS. Nautilus, which is an affiliate of DLJMB, and the Carlyle/Riverstone Investment Partnerships, which are being funded by investors of Carlyle/Riverstone, have agreed to purchase shares of our common stock pursuant to the terms of the stock purchase agreement. DLJMB and affiliated funds are managed by Credit Suisse First Boston Private Equity, Inc., the global private equity arm of Credit Suisse First Boston. CSFB Private Equity is one of the largest managers of alternative assets in the world, with $26 billion of assets under management. Carlyle/Riverstone is a private equity fund that has been organized by the joint venture between The Carlyle Group, a leading global private equity firm, and Riverstone Holdings LLC, a private equity firm focused on the energy and power industry. Carlyle/Riverstone seeks to be a leading global private equity firm focused on the energy and power sector. With respect to the proposed investment by Nautilus in us, Nautilus GP, LLC will have exclusive management and decision making authority (including voting and dispositive power).

PURPOSE AND BACKGROUND OF THE STOCK ISSUANCE AND THE RELATED TRANSACTIONS

     We emerged from protection under the reorganization provisions of Chapter 11 of the U.S. Bankruptcy Code on December 15, 1999 substantially leveraged with a bank credit facility and 12 1/2% senior secured notes. These debt instruments place significant constraints on our use of available operating capital. Since our emergence from bankruptcy, a combination of additional factors has caused our management to explore ways of raising additional capital to enable us to refinance our debt and provide flexibility to seek prudent opportunities to strengthen our fleet.

     By the first quarter of 2000, our earnings were lower than expected and we anticipated that we would not be in compliance with our existing credit facility. As a result, we entered into the first of several amendments to our credit facility with the lending banks under which certain covenants were modified. In 2000, we were also required, under the terms of our 12 1/2% senior secured notes, to issue additional 12 1/2% senior secured notes as "pay in kind" interest on the senior secured notes as a result of our inability to obtain a minimum credit rating of B- by Standard & Poor's Rating Group. These additional senior secured notes continue to be issued quarterly since we have been unable to obtain the required credit rating.

     Since January 2001, our board of directors and finance committee have discussed the need to refinance our debt and have considered various options.

     During April and May 2001, our management held meetings with several nationally recognized investment banking firms, including RBC, to discuss various refinancing options, including raising capital through:

          o    equity offerings, both through public and private issuances;

          o    a possible sale or spin-off of business lines and related assets;

          o    high yield debt offerings; and

          o    new bank debt.

     During the course of these meetings, we were generally advised that in order to refinance existing debt with a high yield debt offering and/or with new bank debt, new equity would be required. At that time, advice from the


                                       8
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investment banking firms regarding the minimum amount of equity needed ranged from $25 million to $75 million. In discussions regarding the possibility of a sale or spin-off of our tanker assets, we were generally advised that retaining our tanker assets would be beneficial to us, both for attracting capital infusions, whether debt or equity, as well as strategically.

     On May 17, 2001, our board of directors and its finance committee held meetings at which our management reported on the meetings with representatives of the several investment banking firms. At these meetings, our finance committee recommended and our board of directors agreed that the following actions be taken:

          o determine, based on discussions with Standard & Poor's Rating Group, the requisite size of an equity issuance needed to obtain a minimum debt rating of B-;

          o consider a public equity offering of common stock in the amount of $25 million to $30 million, or in such other amount as Standard & Poor's would recommend to achieve the desired minimum debt rating; and

          o consider following the public equity offering with a high yield debt offering and new bank debt on more favorable terms to repay our outstanding 12 1/2% senior secured notes and the existing credit facility.

     During early and mid 2001, after learning of a potential investment opportunity independently, DLJMB and Carlyle/Riverstone each separately contacted us about a possible equity investment. Our management indicated an interest in continuing discussions with each of them, and each then began preliminary due diligence.

     On June 12, 2001, we and RBC made a ratings improvement presentation to Standard & Poor's Rating Group. Standard & Poor's suggested that an equity offering would be required before a ratings improvement would be possible.

     On June 15, 2001, following discussions with other possible funding sources for a replacement credit facility, we received a preliminary term sheet for a new credit facility from Fortis Capital Corp. The term sheet conditioned the refinancing of our existing credit facility with a new credit facility on completing an equity issuance.

     On July 2, 2001, our management reported to our board of directors that refinancing our existing credit facility and our 12 1/2% senior secured notes would result in, among other effects, a non-recurring negative charge against our earnings, thus further reducing our stockholders' equity. This would likely further increase the amount of new equity that would be required to achieve a ratings improvement.

     In July 2001, RBC reported to management that it believed the public equity markets would not be receptive to a public equity offering by us at that time. RBC recommended that we seek alternative sources of financing, including possible equity financing from private equity investors and a new credit facility. Management reported its discussions with RBC to our finance committee and our board of directors. Our finance committee recommended that our board of directors defer refinancing at that time due to a low stock price and an inhospitable market for high yield debt offerings.

     In August 2001, we had preliminary discussions with a potential strategic merger partner, but discussions faltered over issues regarding our balance sheet and debt structure, as well as our valuation. Also in August 2001, the investors separately had discussions with us regarding a potential equity investment in us.

     During September 2001, DLJMB and Carlyle/Riverstone each presented to us, for discussion purposes, separate initial preliminary term sheets regarding structures for possible equity investments in us. Pricing terms were not indicated and each of DLJMB and Carlyle/Riverstone indicated that further due diligence would be required before any formal proposal could be made.

     During November 2001, management reported to our finance committee that we had received a bank refinancing proposal from Fortis Capital Corp. In addition, the investors jointly approached us with a new stock


                                       9
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issuance proposal of up to $150 million at $6.00 per share of common stock, which would have represented approximately 70% of our outstanding common stock. At that time our common stock was trading at approximately $4.05 per share.

     During December 2001, our finance committee reviewed presentations made by RBC and another nationally recognized investment banking firm for the purpose of selecting a financial advisor to provide a valuation analysis of us. Our finance committee selected RBC to perform the valuation analysis.

     In late December 2001, we proposed to the investors that they consider making a minority equity investment in us of $30 million to $40 million. However, the investors responded that they were not interested in making a minority investment in us at that time.

     On January 17, 2002, RBC made a presentation regarding a valuation analysis of us to our finance committee. Our finance committee decided, subject to approval by our entire board of directors, to further engage RBC to evaluate the investors' stock issuance proposal and provide us with a valuation approach to evaluate the proposal and to review other potential alternatives to the investors' proposal available to us.

     At a board of directors meeting on the same date, RBC presented a valuation analysis of us. Our board agreed to our finance committee's recommendation to further engage RBC.

     Our board instructed management to attempt to negotiate a higher price for the proposed stock issuance to the investors and obtain an explanation from the investors of their contemplated operating plan and financial plan, including debt restructuring assumptions and the proposed capital structure.

     On January 28, 2002, our finance committee held a meeting to further discuss and review the stock issuance proposal of the investors. Our board of directors met on January 29, 2002 to review the status of the proposed stock issuance. At the meeting of our board, our directors were advised that the investors were planning to attempt to contact Loomis Sayles, as advisor to accounts which held a substantial number of shares of our common stock.

     During February 2002, we engaged RBC to advise us with respect to the proposed stock issuance to the investors. Also in February, our board of directors determined that the investors' current proposal was inadequate. Additionally, we were advised by the investors that in February 2002, the investors had a preliminary meeting with a representative of Loomis Sayles to notify such representative of a potential equity investment by the investors in us and to inform Loomis Sayles that if such an investment were to occur, the investors would be willing to purchase shares owned by accounts that Loomis Sayles manages.

     During February and March 2002, the investors conducted extensive business due diligence.

     During March 2002, our Chief Executive Officer, Mr. Kurz, had preliminary discussions with a potential strategic acquirer regarding a possible offer for the equity in us or our assets. After its initial review, however, the potential acquirer declined to pursue an offer for us or our assets.

     On March 26, 2002, a nationally recognized investment banking firm made a presentation to our management regarding optimization of our capital structure by issuing senior high yield debt and equity and refinancing some or all of our debt.

     In March 2002, the investors revised their stock issuance proposal to include an equity investment of up to $125 million at $6.00 to $7.00 per share of common stock, depending on the results of their continuing due diligence investigation.

     On March 28, 2002, RBC made a presentation to our board of directors in which an evaluation of the revised stock issuance proposal of the investors was discussed and considered against other strategic and financial alternatives, including analysis of potential strategic combinations. At this meeting, management updated our board of directors on the status of the ongoing preliminary discussions with the investors about a possible equity investment in us.


                                       10
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     On April 4, 2002, we received a revised written preliminary proposal from the investors, which proposed an equity investment of $100 million at $8.00 per share in exchange for new shares of common stock representing approximately 51% of our outstanding common stock on a fully diluted basis. On that date, the closing trading price of our common stock was $5.44 per share. As with each previous proposal, the investors' proposal was made subject to obtaining a waiver of the application of Section 203 of the General Corporation Law of Delaware with respect to the investment. Generally, Section 203 imposes a three-year restriction on an owner of more than 15% of the voting securities of a Delaware corporation from participating in a business combination transaction with the corporation, unless, among other exceptions, the board of directors of the corporation approves the transaction by which the owner becomes a 15% stockholder or the business combination is approved by the holders of at least two-thirds of the outstanding voting securities not held by the owner or its affiliates.

     On April 5, 2002, our board of directors met with representatives of RBC and our outside legal counsel. At the meeting, our board considered the investors' most recently revised proposal. Our outside legal counsel advised our board as to their fiduciary duties. The revised preliminary proposal required representation on our board of directors by designees of the investors commensurate with their proposed ownership interest. At a meeting held on April 8, 2002, our board of directors requested that our management respond to the investors' latest proposal and agreed to continue to negotiate for a proposed stock issuance to the investors. After this meeting, the investors commenced extensive legal, tax, accounting and regulatory and confirmatory business due diligence investigations.

     On April 12, 2002, we and RBC presented an updated rating agency presentation to Standard & Poor's for a possible high yield debt offering. Standard & Poor's again responded that an equity offering would be required to obtain an increase in our debt rating.

     In April and May 2002, counsel for the investors circulated drafts of the purchase agreement for the stock issuance and the possible purchase of the shares owned by accounts managed by Loomis Sayles, in addition to drafts of certain amendments to our certificate of incorporation. During this time, we, along with our counsel, and the investors, along with their counsel, negotiated the stock purchase agreement and certain amendments to our certificate of incorporation, including the minority stockholder protections required by our board to grant a waiver under Section 203 of the General Corporation Law of Delaware with respect to the stock issuance and the investors' possible purchase of securities owned by accounts managed by Loomis Sayles.

     Our management and legal counsel held further negotiations with the investors and their legal counsel during April 2002. Representatives of the investors also held discussions with representatives of Loomis Sayles. These negotiations resulted in a revised proposal from the investors that, in conjunction with the proposed issuance of 12,500,000 shares of newly issued common stock at $8.00 per share, Loomis Sayles would agree, subject to certain exceptions and limitations, to cause all shares of our common stock held in its managed accounts that Loomis Sayles had the power to vote to be voted in favor of the stock issuance and the amendments to our certificate of incorporation and to cause all such shares that Loomis Sayles had the power to sell to be sold to the investors at the same price. The investors' proposal was again conditioned on approval of our board of directors and a waiver of the application of Section 203 of the General Corporation Law of Delaware with respect to the stock issuance and the investors' possible purchase of securities owned by accounts managed by Loomis Sayles. Our response was that a waiver of the application of
Section 203 would be conditioned upon the inclusion of minority stockholder protection provisions in our certificate of incorporation and a proposed stockholders agreement that are satisfactory to our board of directors.

     On April 22, 2002, Wexford Capital LLC, together with related entities and individuals, filed a Schedule 13D with the Securities and Exchange Commission (which we are referring to as the SEC in this proxy statement) reporting their beneficial ownership of 2,158,101 shares of our common stock, representing approximately 20.5% of our outstanding common stock, including their recent purchase of 1,618,166 shares at a price of $4.85 per share. The filing indicated that Wexford Capital LLC and related persons made the acquisition for investment purposes and without any plans or proposals which would relate to or result in extraordinary corporate transactions, including mergers, reorganizations or liquidation, the sale of a material amount of Company assets or any change to the existing board of directors or management. The filing further indicated that Wexford Capital LLC and related persons reserved the right to make further acquisitions of our common stock depending on, among other things, prevailing economic and market conditions. Wexford Capital LLC did not seek a waiver of the application of


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Section 203 of the General Corporation Law of Delaware with respect to these purchases of our common stock and these purchases were not approved by our board of directors.

     We were advised by the investors that during the first week of May 2002, representatives of DLJMB and Loomis Sayles met to discuss the potential terms of an investment in us and the possibility of the investors purchasing the shares owned by accounts managed by Loomis Sayles.

     On May 7, 2002, our board of directors held a meeting at which representatives of RBC and our outside legal counsel were in attendance. The directors were updated on the progress of discussions with the investors and the issues that would need to be resolved prior to entering into any formal agreement with the investors for the stock issuance.

     On May 8, 2002, we, along with our special maritime counsel and counsel for the investors, had a preliminary meeting with a representative of the United States Coast Guard to discuss the potential investment.

     On May 14, 2002, our finance committee held a meeting at which outside legal counsel was present. Legal counsel delivered a report on the status of the negotiations for a proposed transaction with the investors which included progress that had been made to date and the issues that would still need to be addressed. Our finance committee was also advised of the reported status of negotiations between Loomis Sayles and the investors regarding the sale of the shares owned by accounts managed by Loomis Sayles. At a board of directors meeting the same day, RBC presented an overview of the proposed transaction and a valuation analysis and outside legal counsel presented a summary of the proposed transaction including a discussion of the issues that remained to be resolved before reaching any formal agreement.

     On May 29, 2002, we signed a commitment letter with Fortis to refinance our existing credit facility, which was subject to various conditions including the successful closing of a private placement of equity in a minimum amount of $100 million.

     On June 3, 2002, Wexford Capital LLC sent a letter to our Chief Executive Officer in which Wexford stated its belief that we should raise equity and suggested the possibility of an initial public offering of our offshore business.

     On June 6, 2002, our board of directors held a meeting at which representatives of RBC and outside legal counsel were present. The directors reviewed the outstanding issues relating to the stock issuance negotiations and the related documents. The directors thoroughly discussed, together with representatives of RBC and outside legal counsel, the proposed terms of the stock issuance, drafts of the necessary documentation and the proceedings necessary to implement it.

     On June 12, 2002, our board of directors convened a meeting to continue to discuss the proposed stock issuance and related transactions, including the resolution of all open issues and review of the final drafts of related proposed documents. In addition, the directors and RBC discussed Wexford Capital LLC's suggested initial public offering of our offshore business. RBC made a presentation to our board of directors in which it discussed the information described under "--Opinion of Financial Advisor." RBC then gave its oral opinion to our board, which was subsequently confirmed in writing, that, subject to no material changes occurring to the terms and documents relating to the proposed stock issuance and related transactions, the stock issuance purchase price of $8.00 (less applicable transaction fees and expenses) per share to the investors was fair, as of such date, from a financial point of view, to us. Legal counsel described the terms and conditions of the draft stock purchase agreement and other related matters. Our board of directors discussed the matters presented by RBC and legal counsel, including the factors discussed under "--Recommendation of our Board of Directors." After discussion and due consideration, our board of directors unanimously approved the stock purchase agreement and related matters and authorized management to finalize the terms. Our board also authorized the waiver of application to the investors of the limitations contained in Section 203 of the General Corporation Law of Delaware resulting from the stock issuance and the purchase by the investors of the shares owned by accounts managed by Loomis Sayles in accordance with the approved agreements.


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     On June 13, 2002, we and the investors entered into the stock purchase agreement. In addition, the investors and Loomis Sayles entered into an agreement for the investors to purchase all of our common stock and all of our common stock purchase warrants beneficially owned by accounts managed by Loomis Sayles, subject to certain conditions, including the completion of the stock issuance. On that date, we publicly announced the agreement for the stock issuance and related transactions.

     On June 21, 2002, Wexford Capital LLC and related entities and individuals filed with the SEC an amendment to their Schedule 13D reporting open market purchases of an additional 222,200 shares of our common stock at an average purchase price of $7.01 per share. Wexford Capital also reported that they and the other related reporting persons advised us that they would seek a seat on our board of directors and that, while they had no specific plans or proposals for any extraordinary corporate transactions, they were also contemplating a more pro-active role in the development of our business. On July 3, 2002, an additional SEC filing on Form 4 reported that Wexford Capital LLC had purchased an additional 51,500 shares of our common stock, resulting in Wexford Capital LLC and related entities reportedly beneficially owning an aggregate of 2,431,801 shares, or 22.9%, of our outstanding common stock.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

     OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE STOCK ISSUANCE, HAS DETERMINED THAT THE STOCK ISSUANCE IS ADVISABLE AND IN THE BEST INTEREST OF OUR STOCKHOLDERS AND RECOMMENDS THAT OUR STOCKHOLDERS VOTE FOR ITS APPROVAL.

     Prior to approving the stock issuance, our board of directors considered various alternatives to the stock issuance, including public equity offerings, high yield debt issuances and other private placements of equity securities. In approving the stock issuance, our board of directors concluded that the sale of common stock to investors presented the best course of action for us at this time. Our board of directors decided not to pursue the other alternatives considered. These alternatives would likely have been to the exclusion of the investors' offer without any assurance that a better offer or transaction could be realized.

     The material factors considered by our board of directors in making such recommendation include the following:

          o    the fairness of the price to be received by us;

          o the opinion of RBC that the purchase price of $8.00 (less applicable transaction fees and expenses) per share to be paid by the investors in the stock issuance was fair, from a financial point of view, to us, together with other analyses and presentations;

          o the substantial premium to market value represented by the price to be paid by the investors;

          o    our need for additional capital;

          o the financial flexibility made available to us resulting from the stock issuance which will, among other things, enable us to refinance our existing credit facility which will provide flexibility to seek growth opportunities to strengthen our fleet; and

          o Loomis Sayles's desire to sell shares of our common stock held in accounts managed by Loomis Sayles in an orderly manner.

OPINION OF FINANCIAL ADVISOR

     GENERAL. We first signed a letter with RBC on December 21, 2001 that, among other things, gave RBC the right to act as financial advisor to us in connection with a possible equity investment in us and provide us with a fairness opinion, if necessary, with respect to any such equity investment. In February 2002, we engaged RBC to act

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as our exclusive investment banker and financial advisor and to provide a fairness opinion to us with respect to the stock issuance to the investors.

     RBC delivered a formal written opinion to our board of directors dated June 13, 2002 that, as of such date and based upon and subject to the assumptions and limitations set forth in the opinion, the purchase price of $8.00 (less applicable transaction fees and expenses) per share to be paid by the investors in the stock issuance was fair, from a financial point of view, to us.

     RBC provided the opinion described above for the information and assistance of our board of directors in connection with our consideration of the stock issuance. The terms of the stock purchase agreement and the stock issuance purchase price, however, were determined through negotiation between the investors and us, and were approved by our board of directors.

     In connection with rendering its opinion, RBC, among other things:

          o reviewed the financial terms of the stock issuance as set forth in the stock purchase agreement among the investors and us;

          o reviewed and analyzed certain publicly available information we filed with the SEC and certain other financial and operating information we supplied, including certain historical audited financial statements, and certain internal unaudited financial information;

          o conducted discussions with our senior management with respect to our business prospects and financial outlook; and

          o received and reviewed financial forecasts prepared by our management on our potential future performance on a stand-alone basis.

     In arriving at its opinion, RBC performed the following analyses in addition to the review and inquiries referred to in the preceding paragraph:

          o reviewed the historical market prices and trading activity of our common stock;

          o compared valuation metrics of selected comparable publicly-traded companies to the valuation metrics implied by the stock issuance purchase price;

          o compared valuation metrics, to the extent publicly available, of selected precedent transactions to the valuation metrics implied by the stock issuance purchase price; and

          o performed other studies and analyses as RBC considered appropriate.

     In rendering its opinion, RBC (i) assumed that our financial forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of our management and that we will perform substantially in accordance with such financial forecasts and (ii) relied upon and assumed the accuracy and completeness of all the financial, legal, tax, operating and other information we provided to them. RBC did not conduct a physical inspection of any of our properties or facilities, nor has it made or considered any independent evaluations or appraisals of any of our assets or liabilities. RBC has assumed that all governmental, regulatory or other approvals and consents required in connection with the consummation of the stock issuance will be obtained.

     In its opinion, RBC noted that it considered our management's assessment as to our financing requirements, the availability of alternative financing and the potential effects on us and our business of a failure to obtain additional capital in the near term. Since our engagement of RBC in February 2002, RBC did not have discussions with third parties other than the investors regarding an equity investment or a business combination involving us.

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     The RBC opinion is necessarily based upon economic, market, financial and other conditions as they existed on, and on information made available to it as of, the date of its opinion. RBC does not have any obligation to update, revise or reaffirm its opinion.

     A COPY OF RBC'S OPINION TO OUR BOARD OF DIRECTORS IS ATTACHED AS ANNEX B HERETO AND SHOULD BE READ CAREFULLY IN ITS ENTIRETY BY OUR STOCKHOLDERS. THE RBC OPINION ADDRESSES SOLELY, IN CONNECTION WITH THE STOCK ISSUANCE TO THE INVESTORS, THE FAIRNESS OF THE STOCK ISSUANCE PURCHASE PRICE FROM A FINANCIAL POINT OF VIEW TO US AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY OF OUR STOCKHOLDERS AS TO HOW ANY SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING WITH RESPECT TO THE PROPOSAL TO APPROVE THE STOCK ISSUANCE TO THE INVESTORS. IN ADDITION, OUR STOCKHOLDERS SHOULD CAREFULLY CONSIDER THE DESCRIPTION OF THE ANALYSIS RBC PERFORMED IN CONNECTION WITH RENDERING ITS OPINION WHEN OUR STOCKHOLDERS DETERMINE WHETHER TO APPROVE THE STOCK ISSUANCE TO THE INVESTORS.

     FINANCIAL ANALYSES. The following is a presentation of the material financial analyses used by RBC in connection with rendering its opinion. The following summary does not purport to be a complete description of the analyses performed by RBC. To the extent that the following quantitative information is based on market data, it is based on market data as they existed at or about June 12, 2002, and is not necessarily indicative of current conditions. Some of the summaries of the financial analyses below include information in tabular format. The tables alone are not a complete description of RBC's financial analyses and should be read in conjunction with the text of the analyses.

     HISTORICAL STOCK PRICE PERFORMANCE. RBC reviewed the closing prices, trading volume and average closing prices of our common stock from and including January 24, 2000 through June 12, 2002. Additionally, RBC reviewed the relationship between the movements of our common stock to the Philadelphia Oil Service Sector Index and comparable publicly traded marine support and transportation companies including: SEACOR SMIT, Inc., Gulfmark Offshore, Inc., Tidewater, Inc., Teekay Shipping Corp. and Trico Marine Services, Inc. (which we are referring to as the Comparable Companies in this proxy statement).

     PREMIUM ANALYSIS. RBC calculated the premium implied by $8.00 per share relative to certain base prices. The table below sets forth RBC's premium analysis:

                                                   Premium
                                          Base     Implied
                 Historical Period        Price    By $8.00
                 -----------------        -----    --------
                 As of June 12, 2002..    $6.00      33.3%
                 30-day average.......    $5.97      34.0%
                 60-day average.......    $5.59      43.1%
                 90-day average.......    $4.80      66.8%
                 52-week high.........    $7.73      3.5%
                 52-week low..........    $2.70     196.3%

     RBC noted that the premium analysis does not constitute a valuation technique as such, but serves as a comparison of the proposed stock issuance price to various base prices.

     COMPARABLE PUBLIC MARKET VALUATION ANALYSIS. RBC reviewed and compared the earnings before interest, taxes, depreciation and amortization (which we are referring to as EBITDA in this proxy statement) and earnings before interest and taxes (which we are referring to as EBIT in this proxy statement) of us and the Comparable Companies for the last twelve months (which we are referring to as LTM in this proxy statement), estimated calendar year 2002 and estimated calendar year 2003. Additionally, RBC reviewed and compared selected margin, leverage and liquidity metrics of us and the Comparable Companies, including LTM EBITDA margin, total debt to LTM EBITDA and LTM trading volume to market float (which we are referring to as Float Turnover in this proxy statement).

     The financial information, multiples and metrics for the Comparable Companies were derived from the closing prices of the common stock of each of the companies as of June 12, 2002, and published analysts' reports and other publicly available information. The financial information, multiples and metrics for us were derived from the closing prices of the common stock as of June 12, 2002, management projections and other publicly available information. The results of RBC's analysis are presented in the table below:

                                                                Comparable
          Seabulk Vs. Comparable Companies      Seabulk      Companies' Range
          --------------------------------      -------      ----------------
          Enterprise Value(1)/EBITDA LTM          4.8x          5.4x - 8.9x
          Estimated 2002                          4.8x          7.2x - 10.2x
          Estimated 2003                          4.4x          5.1x - 7.4x

          Enterprise Value(1)/EBIT LTM           10.0x          8.4x - 17.2x
          Estimated 2002                         10.2x         10.6x - 48.2x
          Estimated 2003                          8.8x          6.6x - 15.2x

          LTM EBITDA Margin                      34.6%         35.7% - 59.6%

          Total Debt/LTM EBITDA                   4.5x          0.2x - 3.9x

          Float Turnover                          0.6x          0.7x - 5.7x

          ---------------
          (1) Defined as market value of common and preferred stock plus debt net of cash and marketable securities and minority interest.

     RBC also reviewed and compared our implied multiples, based on the $8.00 stock issuance price, to the Comparable Companies for the LTM period, estimated calendar year 2002 and estimated calendar year 2003. Based on management projections and publicly available information, the $8.00 stock issuance price implies Enterprise Value/EBITDA multiples for the LTM, estimated calendar year 2002 and estimated calendar year 2003 periods of 5.2x, 5.2x and 4.7x, respectively, and Enterprise Value/EBIT multiples for the LTM, estimated calendar year 2002 and estimated calendar year 2003 periods of 10.8x, 11.1x and 9.6x , respectively.

     COMPARABLE TRANSACTION ANALYSIS. Using publicly available information, RBC examined selected transactions in the oil services industry. Specifically, RBC reviewed the following transactions:

       DATE       ACQUIROR                          TARGET
       ----       --------                          ------
       05/15/02   Ensco International, Inc.         Chiles Offshore, Inc.
       02/26/02   Nabors Industries, Inc.           Enserco Energy Service Company, Inc.
       02/20/02   BJ Services Company               Osca, Inc.
       12/05/01   CAL Dive International, Inc.      Canyon Offshore, Inc.
       11/26/01   Veritas DGC, Inc.                 Petroleum Geo-Services ASA
       09/17/01   Nabors Industries, Inc.           Command Drilling Corp.
       09/03/01   Santa Fe International Corp.      Global Marine, Inc.
       06/21/01   Dresser, Inc.                     LVF Holding & Entech Industries, Inc.
       03/06/01   SEACOR SMIT, Inc.                 Stirling Shipping Company, Ltd.
       02/05/01   Patterson Energy, Inc.            UTI Energy Corp.
       08/21/00   Transocean Sedco Forex, Inc.      R&B Falcon Corp.
       06/11/00   Maverick Tube Corp.               Prudential Steel, Ltd.
       05/15/00   Weatherford International, Inc.   Alpine Oil Services Corp.
       03/22/00   TuboScope, Inc.                   Varco International, Inc.
       03/16/00   National-Oilwell, Inc.            IRI International Corp.

     RBC calculated a range of multiples of Enterprise Value to EBITDA and EBIT for the LTM periods prior to the respective transaction announcements implied in these transactions. EBITDA and EBIT multiples implied by these transactions ranged from 4.5x to 37.9x and 5.7x to 33.3x, respectively. Based on the stock issuance price of $8.00, the proposed issuance implies LTM EBITDA and EBIT multiples of 5.2x and 10.8x, respectively.

     OTHER CONSIDERATIONS. The preceding discussion is a summary of the material financial analyses RBC furnished to our board of directors, but it does not purport to be a complete description of the analyses RBC performed or of RBC's presentation to our board of directors. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the opinion RBC rendered to our board of directors in connection with the stock issuance. In arriving at its opinion as to the fairness of the stock issuance purchase price, RBC considered the results of all of its analyses and did not attribute any particular weight to any single factor or analysis that it considered. Rather, RBC made its determination on the basis of its experience and professional judgment after considering the results of all of the analyses it considered. No company or transaction used as a comparison in the analyses RBC performed is directly comparable to us or the stock issuance. In addition, RBC prepared its analyses solely for purposes of rendering an opinion to our board of directors that the purchase price of $8.00 (less applicable transaction fees and expenses) per share to be paid by the investors in the stock issuance was fair, from a financial point of view, to us. The analyses that RBC performed in connection with rendering its opinion were not appraisals and do not necessarily reflect the prices at which businesses or securities actually may be sold. In addition, analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because the analyses RBC performed in connection with rendering its opinion are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of us or our advisors, neither we, RBC nor any other person assumes responsibility if future results are materially different from those forecast or are not achieved in the time periods contemplated.

     In requesting the opinion, we did not impose any limitations on the scope of the investigations that RBC conducted to enable it to deliver its opinion.

     In the ordinary course of its business, RBC is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We selected RBC to deliver an opinion with respect to the proposed stock issuance on the basis of such experience. We have engaged RBC in the past as financial advisor and to render investment banking services in connection with possible transactions and may engage RBC in the future in connection with securities transactions.

     Pursuant to our arrangement with RBC, we paid RBC an advisory fee of $250,000 (which will be credited against the transaction fee described below) and a fee of $500,000 for rendering its fairness opinion. We have also agreed, upon closing of the stock issuance, to pay RBC a transaction fee of 1?% of the gross proceeds (but net of any fees or commission payable or credited to the investors) to us of the stock issuance up to $100 million and 2.0% of such gross proceeds in excess of $100 million. In addition to the above fees, we have also agreed to reimburse RBC for its reasonable out-of-pocket expenses (including legal expenses) incurred in connection with the services RBC provided to us and to indemnify RBC against specific liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws.

STOCKHOLDERS AGREEMENT

         It is a condition to the closing of the stock issuance that we, the investors and Gerhard E. Kurz, our President and Chief Executive Officer, enter into a stockholders agreement on certain agreed terms as described below.

         BOARD REPRESENTATION. The stockholders agreement will provide that the investors will vote the shares owned by them to cause our board of directors to consist of ten members and be constituted as follows:

    o    Nautilus will be entitled to designate four of our directors;

    o one of the Carlyle/Riverstone Investment Partnerships will be entitled to designate two of our directors;

    o three of our directors will be independent directors (that is, non-investor designated directors), who initially will be chosen from directors currently serving on our board of directors; and

    o    the Chief Executive Officer will serve as a director.

         The stockholders agreement will provide that directors designated by Nautilus and one of the Carlyle/Riverstone Investment Partnerships will also be represented on the compensation committee and, subject to compliance with Nasdaq and SEC rules, the audit committee of our board of directors.

         The initial independent directors and any directors designated to our board to fill a vacancy caused by the disqualification, death, removal or resignation of one of the independent directors are referred to in this proxy statement as continuing directors. The stockholders agreement will provide that for a period of one year following the closing of the stock issuance, (1) the initial continuing directors will not be removed except for cause, (2) the investors will not take any action that will cause the continuing directors to be less than a majority of the total number of independent directors on our board of directors; and (3) to the extent an annual meeting is held for the election of our directors, the investors will vote for the election of the continuing directors.

         In the event that Nautilus owns less than 50%, but more than 10%, of the shares of common stock initially purchased by it, it will be entitled to designate only two of our directors. In the event Nautilus owns less than 10%, but more than 5%, of the shares of common stock initially purchased by it, it will be entitled to designate only one of our directors. In the event Nautilus owns less than 5% of the stock initially purchased by it, it will no longer be entitled to designate a director.

         In the event that the Carlyle/Riverstone Investment Partnerships own less than 50%, but more than 10%, of the shares of common stock initially purchased by them, collectively, they will be entitled to designate only one of our directors. In the event the Carlyle/Riverstone Investment Partnerships own less than 10% of the shares of common stock initially purchased by them, collectively, they will no longer be entitled to designate a director.

         UNANIMOUS VOTE OF INVESTOR DESIGNATED DIRECTORS. So long as affiliates of DLJMB in the aggregate or the Carlyle/Riverstone Investment Partnerships in the aggregate own shares of common stock equaling at least 15% of the outstanding shares of our common stock on a fully diluted basis, the unanimous vote of the directors designated by the investors will be required for the following actions:

    o    share repurchases by us;

    o certain affiliated party transactions (as described in section (c) of Article XIV of our certificate of incorporation, as it is proposed to be amended);

    o    equity or debt financings; and

    o amendments to our certificate of incorporation or by-laws, including any changes to the number of directors.

         REGISTRATION RIGHTS. The investors will have the right to require us to effect up to six demand registrations, provided that shares of common stock to be offered in any such registration have an aggregate offering price in excess of $20 million. Nautilus will be entitled to request four demand registrations. The Carlyle/Riverstone Investment Partnerships will be entitled to request two demand registrations. However, we will not be required to effect two demand registrations under the stock purchase agreement in any nine-month period. We will also have customary "black-out" rights to delay a registration. If a demand registration is to involve an underwritten public offering, the investor requesting such registration will have the right to select the underwriters.

         The investors will have unlimited piggyback registration rights, subject to customary pro rata cut-backs based on the number of shares requested to be covered under such registration.

         The investors will agree not to offer, sell or transfer any shares during the 14 days prior to the filing of a registration statement or prospectus or any amendments thereto (except for shares, if any, sold in that public offering) and during a period thereafter equal to (1) 180 days, or (2) such other period as reasonably required by the managing underwriters of an underwritten offering.

         All fees and expenses (including reasonable fees and expenses of counsel) in connection with a registration will be paid by us, other than underwriting fees and discounts.

         Registration rights are transferable upon sale of shares subject to certain limitations. See "--Transfer."

         RIGHT OF FIRST REFUSAL AND TAG-ALONG RIGHTS. The parties to the stockholders agreement will be subject to rights of first refusal and tag-along rights in any proposed transfer of our common stock owned by them. Specifically, the investors will have pro rata tag-along rights in any proposed transfer of any of our common stock owned by the parties to the stockholders agreement. The investors would have the right of first refusal to purchase any shares proposed to be transferred by the other parties on a pro rata basis (based on the number of shares held by such investor). The rights of first refusal and tag-along rights will be subject to limited customary exceptions, including sales pursuant to Rule 144 of the Securities Act of 1933, sales pursuant to demand or piggy-back registration rights and sales to certain permitted transferees.

         MINORITY STOCKHOLDER PROTECTION PROVISIONS. For a period of two years or until a qualified minority transaction (as described below) or a business combination is effected in compliance with our certificate of incorporation, at any time a control person beneficially owns 90% or more of our outstanding common stock, we will not enter into a business combination (including a merger pursuant to Section 253 of the General Corporation Law of Delaware) without the approval of holders of a majority of the outstanding shares of our common stock held by the minority stockholders, provided, that such approval will not be required for (1) a business combination that occurs within 150 days following the consummation of a tender offer by a control person for all of the shares of our common stock then held by the minority stockholders provided that a majority of the shares held by the minority stockholders were tendered in the tender offer and the price paid in the business combination is the same as the price paid in the tender offer or (2) a qualified minority transaction. Additional minority stockholder protection provisions are contained in one of the amendments to our certificate of incorporation. See "Proposal Four--Amendment to our Certificate of Incorporation to Add Certain Minority Stockholder Protection Provisions."

         A qualified minority transaction means a business combination that follows a public tender offer by a control person where (1) the control person purchases all shares that are validly tendered and (2) to the extent that a control person has purchased shares in the six-month period prior to the consummation of the tender offer, the offer price is, at a minimum, the highest price per share paid by such control person or affiliate of such control person in the six-month period prior to the commencement of the tender offer.

         TRANSFER. No party to the stockholders agreement may transfer shares of common stock owned by it to the extent that such transfer would result in our not meeting the requirements of Section 2 of the Shipping Act, 1916, as amended, commonly referred to as the Jones Act, for the ownership and operation of vessels in the United States coastwise trade. Subject to this transfer restriction, the rights and obligations of the investors under the stockholders agreement would be assigned in connection with any transfer of shares of our common stock, provided that the right to designate a member of our board of directors may not be assigned and registration rights are assignable only if the transferee is acquiring at least 500,000 shares of common stock (assuming exercise of all warrants).

         TERMINATION. Except with respect to registration rights, the stockholders agreement will terminate upon a change of control (as described below) of us. The stockholders agreement would not terminate upon a future public offering of shares of our common stock.

         With respect to registration rights, such rights will terminate upon the earlier of (1) the seventh anniversary of the stock issuance or (2) when, with respect to each holder of registrable securities, such holder owns less than 3% of the shares of our common stock (including upon exercise of all warrants) initially purchased by such holder.

         A change of control occurs when a person or group (as determined pursuant to Rule 13d-3 of the Exchange Act) other than affiliates of the investors (with respect to a group, all such members shall be non-affiliates) acquires more than 50% of the outstanding shares of our common stock.

LOOMIS SAYLES TRANSACTION

         Pursuant to an agreement between the investors and Loomis Sayles, the investors have agreed to purchase from accounts managed by Loomis Sayles:

         o all of our common stock beneficially owned by these accounts for $8.00 per share,

         o all of our common stock purchase warrants beneficially owned by these accounts for $7.99 per common stock purchase warrant, and

         o all of our Class A common stock purchase warrants beneficially owned by these accounts for $0.01 per Class A warrant.

As of July 10, 2002, these accounts collectively represented approximately 48% of the outstanding shares of our common stock (excluding shares issuable upon exercise of warrants). Loomis Sayles has agreed to cause the shares of our common stock owned by accounts managed by it, which it is authorized to vote, to be voted in favor of the approval of the stock issuance and the amendments to our certificate of incorporation, subject to certain conditions including the purchase of its shares by the investors. Loomis, Sayles Voting, Inc., the special general partner of Loomis Sayles, has authorized Loomis Sayles's performance under the Loomis Sayles Agreement. Assuming the closing of the stock issuance and the purchase of all of the shares owned by accounts managed by Loomis Sayles by the investors, the investors would beneficially own approximately 73% of our common stock on a fully diluted basis. The closing of the stock issuance is a condition to the obligations of the investors to purchase the shares owned by accounts managed by Loomis Sayles. However, the purchase of the shares owned by accounts managed by Loomis Sayles by the investors is not a condition to the closing of the stock issuance.

THE CREDIT FACILITY REFINANCING

     We have signed a commitment letter relating to the refinancing of our existing credit facility with Fortis Capital Corp. and NIB Capital Bank N.V., as arrangers, for a $180 million senior secured credit facility, which would replace our existing facility. The consummation of the refinancing is a condition to the closing of the stock issuance. See "--The Stock Purchase Agreement--Conditions."

     If entered into, the new credit facility will consist of an $80 million term loan and a $100 million revolving credit facility and will have a five-year maturity. We currently contemplate that proceeds from the term loan portion of the new credit facility will be used to pay a portion of the cost to redeem or otherwise retire our outstanding 12 1/2% senior secured notes due 2007. If entered into, the revolving portion of the credit facility will be subject to semi-annual reductions commencing six months after closing. Interest under the new credit facility is based upon an applicable margin over a variable indexed rate. The new credit facility will be secured by first liens on substantially all of our vessels (excluding the double hull tanker vessels financed with non-recourse U.S. Department of Transportation Maritime Administration Title XI financing) and second liens on five other vessels which are subject to Maritime Administration Title XI financing first mortgages, and will be guaranteed by substantially all of our subsidiaries. The new credit facility will be subject to various financial maintenance covenants, including minimum adjusted tangible net worth requirements, minimum ratios of adjusted EBITDA to adjusted interest expense, a minimum ratio of fair market value of collateralized assets to adjusted funded debt and a maximum ratio of adjusted funded debt to adjusted EBITDA. The refinancing of our credit facility is subject to various conditions including the successful closing of a private placement of equity in a minimum amount of $100 million, such as the stock issuance.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS

     In considering the recommendations of our board of directors with respect to the stock issuance and the amendment to our certificate of incorporation, our stockholders should be aware that certain of our officers and directors may have interests in the stock issuance and the related transactions that are different from, or in addition to, their interests as stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in approving the stock purchase agreement and the transactions contemplated by the stock purchase agreement.

     It is a condition to the investors' obligation to complete the stock issuance that we and Gerhard E. Kurz, our President and Chief Executive Officer, have executed an amendment to Mr. Kurz's employment agreement pursuant to which the term of the agreement would be extended for five years and Mr. Kurz's base salary would be increased to $500,000 per annum.

     If Mr. Kurz's employment is terminated by us "without cause" or by him for "good reason," he is entitled to the remainder of his base salary and the maximum bonus to which he would be entitled for the term of the agreement. If his employment is terminated following a "change in control" of us, he is entitled to receive two times his annual base salary plus two times his maximum bonus.

     Pursuant to the terms of the stockholders agreement, three directors from our current board of directors designated by the investors will continue as directors after the stock issuance and may not be removed except for cause for a period of one year following the stock issuance. The investors have agreed to vote for the election of such directors at any annual meeting held during such one-year period. See "--Stockholders Agreement--Board Representation."

         Outstanding unvested options for common stock granted under our Stock Option Plan for Directors will vest upon completion of the stock issuance. The 50,000 shares of restricted common stock held by Mr. Kurz under our Amended and Restated Equity Ownership Plan and his Restricted Stock Agreement will vest upon completion of the stock issuance. Outstanding unvested options granted under our Amended and Restated Equity Ownership Plan would vest if the employment of the optionholder were terminated under certain circumstances within two years following the stock issuance.

         The following table shows (1) the number of unvested options held by our directors and granted under our Stock Option Plan for Directors that will become exercisable upon the consummation of the stock issuance and (2) the average exercise price of such options.

                                        Number of           Average
               Name                  Unvested Options    Exercise Price
               ----                  ----------------    --------------
               Peter H. Cressy            4,000              $6.19
               James J. Gaffney           8,000              $6.19
               Donald R. Shepherd         4,000              $6.19
               Thomas P. Moore, Jr.       4,000              $6.19
               John F. McGovern           4,000              $6.19
               Robert L. Keiser           4,000              $6.19
               Jean Fitzgerald            4,000              $6.19

USE OF PROCEEDS

     We currently intend to use the proceeds from the stock issuance, along with the expected proceeds from the new credit facility:

          o to repay our obligations under our existing credit facility, of which approximately $155.5 million was outstanding as of July 22, 2002;

          o to redeem or otherwise retire at a price estimated at $101.0 million all of our outstanding 12 1/2% senior secured notes, of which approximately $97.4 million (par value), including "pay-in-kind" notes issued as additional interest, was outstanding as of June 30, 2002;

          o to pay fees and expenses incurred in connection with the stock issuance and the new credit facility, including, assuming the stock issuance is completed, an aggregate $3 million transaction fee to certain parties related to the investors and a $500,000 finder's fee payable to a third party in connection with the stock issuance; and

          o    for working capital and general corporate expenses.

EFFECTS OF THE STOCK ISSUANCE ON STOCKHOLDERS

     Pursuant to the stock purchase agreement, 12.5 million shares of our common stock will be issued to the investors in the stock issuance. Together with up to an additional approximately 5.3 million shares of our common stock (including shares issuable upon exercise of warrants) which may be purchased from accounts managed by Loomis Sayles, the investors would collectively own approximately
17.8 million shares of our common stock, or approximately 73% of our common stock on a fully diluted basis. For additional information relating to beneficial ownership of our common stock following the completion of the stock issuance, see "Security Ownership of Certain Beneficial Owners and Management." For information concerning the pro forma effects on our financial condition and results of operations of the stock issuance, the refinancing of our existing credit facility and the redemption or other retirement of our 12 1/2% senior secured notes, see "Unaudited Pro Forma Financial Information."

     Stockholders should consider the following factors which may affect them, as well as the other information contained in this proxy statement, in evaluating the proposal to approve the stock issuance.

     CONTINUED NASDAQ LISTING. We believe that we will continue to be listed on the Nasdaq National Market following the stock issuance and the related transactions. However, if we were to no longer meet the requirements of the Nasdaq National Market for continued listing and the listing of our common stock were to be discontinued, the market for our common stock could be adversely affected.

     POSSIBLE EFFECT ON MARKET PRICE. We are unable to predict the potential effects of the stock issuance and related transactions on the trading activity and the market price of our common stock. In connection with the stockholders agreement, we have granted the investors demand and piggyback registration rights in connection with the resale of the shares to be issued to the investors in the stock issuance. See "Proposal One--The Stock Issuance--Stockholders Agreement--Registration Rights." These registration rights would facilitate the resale of the investors' shares into the public market and any resale of these shares would increase the number of shares of our common stock available for public trading. Sales by the investors of a substantial number of shares of our common stock in the public market, or the perception that such sales might occur, could have a material adverse effect on the price of our common stock.

     INVESTORS WILL BE SIGNIFICANT STOCKHOLDERS. Upon the completion of the stock issuance, the investors will beneficially own approximately 51% of our outstanding common stock on a fully diluted basis, and will be among our largest stockholders. In addition, if the investors purchase all of the shares owned by accounts managed by Loomis Sayles, the investors will beneficially own approximately 73% of our common stock on a fully diluted basis. As significant stockholders, the investors will be able to significantly influence matters submitted to our stockholders for a vote, subject to certain minority stockholder protection provisions that will be contained in the stockholders agreement and will be included in our certificate of incorporation. See "Proposal One--The Stock Issuance--Stockholders Agreement--Minority Stockholder Protection Provisions" and "Proposal Four--Amendment to our Certificate of Incorporation to Add Certain Minority Stockholder Protection Provisions."

     RECONSTITUTION OF OUR BOARD OF DIRECTORS. At the closing of the stock issuance, our board of directors will be reconstituted to provide for ten members: four of whom will be designated by Nautilus; two of whom will be designated by one of the Carlyle/Riverstone Investment Partnerships; three of whom will be chosen from our current directors; and one of whom will be our Chief Executive Officer. Our current directors who are not chosen to continue as directors will resign. See "Proposal One--The Stock Issuance--Stockholders Agreement--Board Representation" and "Information Concerning the Designees to our Board of Directors."

     DILUTION. The stock issuance will have a dilutive effect on book value per share and a substantial dilutive effect on a stockholder's percentage voting power. The issuance may also have a dilutive effect on future earnings per share. Our pro forma book value per share at June 30, 2002 would have been $7.81 per share compared to actual book value per share of $11.12 per share at that date. See "Unaudited Pro Forma Financial Information."

     FEDERAL TAX CONSEQUENCES. The stock issuance will result in an "ownership change" as broadly defined in Section 382 of the Internal Revenue Code. As the result of the ownership change, utilization of our net operating loss carryforwards under federal income tax laws and certain other beneficial tax attributes will be subject to an annual limitation. The limitation of net operating losses that can be utilized annually will equal the product of an applicable interest rate mandated under federal income tax laws and our value at the time of the ownership change.

     At December 31, 2001, we had a net operating loss carryforward of approximately $168.0 million, which is available to offset future federal taxable income through 2021. We also have foreign tax credit carryforwards, expiring in years 2002 through 2005, of approximately $16.5 million, which are available to reduce future federal income tax liabilities. We estimate that the annual limitation under Section 382 would limit application of these carryforwards to $4.2 million a year. A substantial portion of our net operating loss carryforwards and tax credits may not be utilized due to this annual limitation.

THE STOCK PURCHASE AGREEMENT

     THE STOCK ISSUANCE. The investors will purchase 12,500,000 shares of our newly issued common stock for $8.00 per share, for an aggregate purchase price of $100 million. The stock issuance will result in the investors owning approximately 51% of our common stock on a fully diluted basis.

     THE CLOSING. The closing of the stock issuance will take place as soon as practicable and within three business days after the closing conditions set forth in the stock purchase agreement (other than those conditions that by their nature are to be satisfied at the closing) have been satisfied or waived, unless the parties agree to a different date.

     TRANSACTION FEE. Upon the closing of the stock issuance, we will pay a transaction fee of $3 million (3% of the investment) to certain parties related to the investors.

     COVENANTS. We and the investors have each undertaken to perform certain covenants in the stock purchase agreement. The principal covenants are as follows:

     OUR OPERATIONS PENDING CLOSING. We have agreed to restrictions on our activities until the earlier of the closing of the stock issuance or the termination of the stock purchase agreement. In general, subject to certain exceptions, we are required to conduct our operations in the ordinary and usual course of business consistent with past practice, to seek to preserve intact our current business organizations, to seek to keep available the service of our current officers and employees and to seek to preserve our relationships with customers, suppliers and others having business dealings with us. Subject to certain exceptions, we have agreed to specific restrictions that prohibit us or our subsidiaries from taking the following actions without the prior written consent of the investors:

          o amending our certificate of incorporation or by-laws (or other similar governing instruments);

          o authorizing for issuance, issuing, selling, delivering, agreeing or committing to issue, sell or deliver any stock or other equity interest or equity equivalent;

          o splitting, combining or reclassifying any shares of our capital stock;

          o declaring, setting aside or paying any dividend or other distribution or payment to our stockholders;

          o redeeming, repurchasing or otherwise acquiring any of our securities;

          o    amending the terms of any of our securities;

          o    adopting a plan of liquidation or dissolution;

          o becoming a party to any merger, consolidation, combination, recapitalization, reorganization or restructuring;

          o incurring or assuming any long-term or short-term debt or issuing any debt securities, except under our current credit facility;

          o    assuming or guaranteeing the obligations of any other person;

          o making loans, advances or capital contributions to, or investments in, any other person;

          o pledging the shares of capital stock of us or our subsidiaries or any of our material assets;

          o    adopting, amending or terminating any employee benefit plans;

          o increasing the compensation or benefits of any director, officer or employee except for normal increases consistent with past practice that are not material to us;

          o acquiring, selling, leasing or disposing of assets having an initial cost or fair market value in excess of $500,000 or which are otherwise material to us;

          o changing any accounting principles or practices except as may be required by a change in law or a change in generally accepted accounting principles;

          o    revaluing our assets;

          o acquiring (by merger, consolidation, or acquisition of stock or assets) any person or divisions or any equity interest;

          o entering into any contract other than in the ordinary course of business;

          o    amending any material contract;

          o authorizing any new capital expenditure not in our annual budget in excess of $250,000 individually or $500,000 in the aggregate;

          o departing from any normal drydock and maintenance practices or discontinuing replacement of spares in operating our fleet or deferring any scheduled maintenance on any vessels;

          o making or revoking any tax election, settling or compromising any tax liability or changing any aspect of our method of accounting for tax purposes;

          o paying, discharging or satisfying any material claims, liabilities or obligations other than in the ordinary course;

          o amending or waiving any material right, or the benefits of any confidentiality, standstill or similar agreement to which we or any of our subsidiaries is a party;

          o settling or compromising any pending or threatened suit, action or material claim;

          o entering into any agreement that limits or restricts us or any of our subsidiaries from engaging or competing in any line of business or in any geographic area; and

          o changing our credit, collection or payment policies, procedures or practices.

     STOCKHOLDERS' MEETING. We have agreed to cause a special meeting of our stockholders to be called and held as soon as practicable for the purpose of voting on the approval of the stock issuance and the amendments to our certificate of incorporation and to solicit proxies from our stockholders to obtain the requisite vote on these matters. We have also agreed that, subject to fiduciary duties under applicable law, our board of directors will recommend to our stockholders the approval of the stock issuance and the amendments to our certificate of incorporation and will not withdraw, amend or modify, in a manner adverse to the investors, its recommendation. Any such withdrawal, amendment or modification would give the investors the right to terminate the stock purchase agreement and entitle them to receive a termination fee and limited expense reimbursements. See "--Termination" and "--Payment of Termination Fees and Related Expenses."

     COMMERCIALLY REASONABLE EFFORTS TO CLOSE. Generally, each party has agreed to use commercially reasonable efforts to take such actions as are necessary, proper or advisable to consummate the transactions at the earliest practicable date.

     BOARD OF DIRECTORS. We will cause the investor designees (who must be reasonably acceptable to us) to constitute a majority of our board of directors (and committees to the extent requested by the investors) and to cause at least three incumbent directors, as designated by the investors, to continue as members of our board of directors for an initial one year term. Our current directors who are not designated by the investors to continue as members of our board of directors will resign. The stockholders agreement and two of the amendments to our certificate of incorporation also contain provisions regarding our board of directors. See "Proposal One--The Stock Issuance--Stockholders Agreement," "Proposal Three--Amendment to our Certificate of Incorporation to Remove the Classification of our Board of Directors" and "Proposal Four--Amendment to our Certificate of Incorporation to Add Certain Minority Stockholder Protection Provisions."

     NO SOLICITATION. Except as described below, we have agreed not to, directly or indirectly through any officer, director, employee, representative or agent of ours or any of our subsidiaries, do any of the following:

          o make any offer or proposal to any person to, directly or indirectly, (1) sell, issue or otherwise transfer any of our capital stock, (2) sell or otherwise transfer any of our material assets or properties or (3) effect any recapitalization, refinancing, restructuring, merger, consolidation or other business combination involving us (we are referring to any of the foregoing as an alternative transaction in this proxy statement);

          o grant any waivers with respect to Section 203 of the General Corporation Law of Delaware to any third parties;

          o solicit or encourage the initiation of (including by way of furnishing information) any inquiries or proposals regarding any alternative transaction (which we are referring to as an acquisition proposal in this proxy statement); or

          o have any discussion with or provide any non-public information or data to any third party that would encourage, facilitate or further an acquisition proposal, or engage in any negotiations concerning an acquisition proposal, or knowingly facilitate any effort or attempt to make or implement an acquisition proposal.

     However, in response to an unsolicited bona fide written acquisition proposal, we may have discussions with and provide non-public information and data (so long as such information has been or is concurrently provided to the investors) to a third party that has made such acquisition proposal if:

          o our board of directors determines in good faith (1) that the acquisition proposal would, if consummated, be reasonably likely to constitute a superior proposal, as described below, and (2) after consulting with outside legal counsel, that failing to take such action would constitute a breach of the fiduciary obligations of our board of directors under applicable law;

          o we have given the investors 48 hours' notice that it is taking such action; and

          o the third party executes a confidentiality/standstill agreement in reasonably customary form.

     A superior proposal is a bona fide unsolicited acquisition proposal to acquire for cash more than 50% of our common stock on a fully diluted basis or to invest $100 million or more for newly issued equity in us, that, in either case, is not subject to a financing condition or due diligence and for which our board of directors has determined in good faith (based on the advice of an investment banker of nationally recognized reputation) would provide greater value from a financial point of view to us and our stockholders and is reasonably likely to be completed. We may not accept a superior proposal unless we have provided the investors seven business days to negotiate a revised transaction with us.

     REDEMPTION OF NOTES AND RELATED MATTERS. We have agreed to redeem and discharge at closing our 12 1/2% senior secured notes. We and the investors may also alternatively agree to commence a tender offer for such notes.

     THE RULING. We and the investors have agreed to cooperate to make a request to the United States Coast Guard for a ruling that following consummation of the transactions contemplated by the stock purchase agreement, we will comply with the requirements of Section 2 of the Shipping Act, 1916, as amended, for the ownership and operation of vessels in the United States coastwise trade. Subject to certain limitations on the duties of the investors, we and the investors have further agreed to supply any additional information that may be requested in respect of the ruling as promptly as practicable and to use commercially reasonable efforts to take all other actions necessary to obtain the ruling as soon as practicable.

     THE BY-LAWS. We have agreed to amend our by-laws to provide (1) that a quorum for meetings of our board of directors will consist of seven directors and (2) for the elimination of the classification of our board of directors.

     REPRESENTATIONS AND WARRANTIES. The stock purchase agreement contains representations and warranties made by the parties. The representations and warranties made by us relate to:

          o our corporate existence, qualification to conduct business and corporate standing and power;

          o    our ownership of subsidiaries;

          o    our capitalization;

          o our corporate authority to enter into, and carry out the obligations under, the stock purchase agreement and enforceability of the stock purchase agreement;

          o    the votes required for approval;

          o our board approval under Section 203 of the General Corporation Law of Delaware;

          o our due authorization of the shares to be issued by us in the stock issuance;

          o    our filings with the SEC;

          o    our financial statements;

          o    the absence of undisclosed liabilities;

          o    the absence of certain changes or events;

          o    the information supplied for use in this proxy statement;

          o consents and approvals required to consummate the transactions contemplated by the stock purchase agreement;

          o    the absence of defaults;

          o    our pending or threatened litigation;

          o    our compliance with laws;

          o    our tax matters;

          o    our employee plans and labor matters;

          o    our environmental matters;

          o    our real property matters;

          o    the absence of questionable payments;

          o    our material contracts;

          o    our insurance matters;

          o    title and condition of our assets;

          o    our transactions with related parties;

          o    our maritime matters;

          o    our suppliers and customers;

          o the payment of fees to finders or brokers in connection with the stock purchase agreement;

          o    the opinion of financial advisor;

          o    our foreign ownership; and

          o    the United States Coast Guard ruling.

     The representations and warranties contained in the stock purchase agreement do not survive the closing of the stock issuance.

     CONDITIONS. The parties' respective obligations to complete the stock issuance are subject to the satisfaction or waiver of various conditions, the most significant of which are:

          o the approval of the stock issuance and each of the amendments to our certificate of incorporation (Proposals Two through Four) by our stockholders;

          o the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act;

          o the absence of any law, injunction or order prohibiting the completion of the transactions contemplated by the stock purchase agreement;

          o    the refinancing of our existing credit facility;

          o the representations and warranties contained in the stock purchase agreement of the other party being true and correct in all material respects, except for those qualified as to materiality which shall be true and correct, on the date of the stock purchase agreement and on the date of the closing of the stock issuance, except to the extent that those representations and warranties speak as of another date;

          o the other party having adequately performed or complied with its obligations and covenants contained in the stock purchase agreement;

          o the amendments to our certificate of incorporation having become effective; and

          o    the execution of the stockholders agreement.

     We do not have to complete the stock issuance unless the United States Coast Guard ruling has been obtained and does not impose any material adverse prohibitions, liabilities, limitations, conditions or restrictions on us.

     Additionally, the investors do not have to complete the stock issuance unless:

          o    a favorable United States Coast Guard ruling has been obtained;

          o the shares to be issued by us in the stock issuance have been approved for listing and quotation on the Nasdaq National Market System, subject to official notice of issuance;

          o the investors have received an opinion of our counsel in form and substance reasonably satisfactory to the investors;

          o persons designated by the investors constitute at least a majority of our board of directors (and, to the extent requested by the investors, the committees of our board of directors);

          o the limited partners of the investors, to the extent applicable, have approved amendments to the partnership agreements or other governing documents and the investors have obtained citizenship certificates or other consents, as necessary to comply with the United States Coast Guard ruling;

          o    we and Mr. Kurz have executed a revised employment agreement;

          o there is no law, injunction, order or decree of a governmental authority or any pending suit, action, arbitration or proceeding seeking to prohibit or limit the transactions contemplated by the stock purchase agreement or which would cause the termination or material limitation of any of our material rights, permits, licenses or franchises; and

          o we have at least $17.5 million of cash on hand or available for borrowing after the closing of the transactions contemplated by the stock purchase agreement and payment of certain fees and expenses (subject to downward adjustment if transaction expenses exceed $11 million).

     TERMINATION. The stock purchase agreement may be terminated in certain instances.

     TERMINATION BY US OR THE INVESTORS. Either we or the investors may terminate the stock purchase agreement if:

          o    we and the investors mutually agree to terminate;

          o there is a material breach of a representation, warranty or covenant in the stock purchase agreement by the other party that cannot be cured or is not cured within ten business days of notice;

          o the closing has not occurred by October 15, 2002, provided that the terminating party's failure to fulfill any obligation under the stock purchase agreement is not the cause of the closing not having occurred; or

          o conditions of such party's obligations to close have become incapable of being satisfied, provided that the terminating party has not breached a representation, warranty or covenant under the stock purchase agreement in any material respect.

     TERMINATION BY US. We may terminate the stock purchase agreement if each of the following has occurred:

          o our board of directors has determined that it has received a superior proposal;

          o we have provided the investors seven business days to negotiate a revised transaction with us; and

          o we have paid to the investors the applicable termination fee and expense reimbursement as described below.

     TERMINATION BY THE INVESTORS. The investors may terminate the stock purchase agreement if:

          o a law or any final and non-appealable injunction, order or decree of a governmental authority prohibits or limits the transactions contemplated by the stock purchase agreement or would cause the termination or material limitation of any of our material rights, permits, licenses or franchises; or

          o our board of directors has withdrawn, amended or modified its recommendation to our stockholders to approve the stock issuance and the amendments to our certificate of incorporation in a manner adverse to the investors or has recommended an alternative transaction to our stockholders.

     PAYMENT OF TERMINATION FEES AND RELATED EXPENSES. We would be required to pay a $6 million fee plus expenses of the investors up to $2 million as described below if the stock purchase agreement is terminated:

          o by us to pursue a superior proposal by a third party as described above; or

          o by the investors as a result of our board of directors changing its recommendation to our stockholders to vote in favor of the stock issuance or the amendments to our certificate of incorporation or recommending an alternative transaction by a third party to our stockholders.

     EXPENSES. We will pay our own costs and expenses in connection with the stock purchase agreement, including broker's and finder's fees. In addition, we are required to reimburse the investors:

          o for out-of-pocket costs and expenses incurred since January 1, 2002 in connection with the stock purchase agreement and expenses in connection with the investor's agreement with Loomis Sayles if the transactions contemplated by the stock purchase agreement are consummated;

          o for out-of-pocket costs and expenses incurred since January 1, 2002 in connection with the stock purchase agreement if the investors terminate the stock purchase agreement as a result of any intentional breach of a representation, warranty or covenant by us;

          o up to $700,000 for out-of-pocket costs and expenses incurred since January 1, 2002 in connection with the stock purchase agreement if the investors terminate the stock purchase agreement as a result of the approval of the stock issuance and the amendments to our certificate of incorporation by our stockholders not being obtained; or

          o up to $2 million for out-of-pocket costs and expenses incurred since January 1, 2002 in connection with the stock purchase agreement if we terminate the stock purchase agreement to pursue a superior proposal or the investors terminate the stock purchase agreement as a result of our board of directors changing its recommendation to our stockholders to vote in favor of the stock issuance or the amendments to our certificate of incorporation or recommending an alternative transaction to our stockholders.

     AMENDMENTS AND WAIVERS. The stock purchase agreement may be amended at any time. All amendments to the stock purchase agreement must be in writing signed by each party.

     Any party to the stock purchase agreement may waive any condition, right, breach or default that such party has the right to waive. All waivers must be in writing and signed by the party against whom the waiver is to be effective.


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           PROPOSAL TWO--AMENDMENT TO OUR CERTIFICATE OF INCORPORATION
                TO INCREASE OUR AUTHORIZED SHARES OF COMMON STOCK

INCREASE IN AUTHORIZED SHARES OF OUR COMMON STOCK

     We must increase the number of authorized shares of our common stock in order to have a sufficient number of authorized shares to issue in the stock issuance to the investors. Our board of directors believes that it is advisable to amend Article IV of our certificate of incorporation to increase the number of authorized shares of common stock from 20,000,000 shares to 40,000,000 shares.

     As of July 10, 2002, of the 20,000,000 shares of our common stock authorized by our certificate of incorporation, approximately 10.6 million shares were issued and outstanding, approximately 0.8 million were reserved for issuance upon exercise of options and approximately 0.5 million were reserved for issuance upon exercise of warrants. 12,500,000 shares of our common stock will be issued in the stock issuance. After the proposed increase in the number of authorized shares of our common stock to 40,000,000 and the stock issuance, approximately 15.6 million shares of our common stock would be authorized, but unissued and not reserved for issuance.

     Our board of directors believes that this amount of authorized common stock will provide us with greater flexibility in effecting future acquisitions and financings without the delay and expense associated with obtaining the approval or consent of our stockholders at the same time the shares are needed. We expect that our future growth may require the use of common stock from time to time either as consideration for acquisitions or as part of a financing for us either through the use of common stock or securities convertible into common stock. Such shares may be issued in conjunction with both public offerings and private placements of shares of common stock. Such shares could also be used for our stock-based compensation plans, subject to appropriate stockholder approval. Our stockholders do not have any preemptive rights to purchase additional shares of common stock. Other than the stock issuance, we do not have any current plans, proposals or understandings that would require the use of the additional authorized shares of our common stock to be issued.

     Any future issuance of additional shares may cause dilution and may also have an anti-takeover effect. See "Effects of the Stock Issuance and the Amendments to our Certificate of Incorporation on Stockholders--Possible Dilution from Future Issuance of Additional Shares" and "--Possible Anti-Takeover Effect from Future Issuance of Additional Shares."

     The text of the amendment to increase the number of authorized shares of our common stock from 20,000,000 to 40,000,000 can be found in paragraph 2 of the form of certificate of amendment of our certificate of incorporation, which is attached as Annex A to this proxy statement.

APPROVAL

     In order to effect the stock issuance, each of the proposed amendments to the certificate of incorporation, including this Proposal Two, must be approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Each of the four proposals is conditioned upon approval of all four proposals. After approval of each of Proposals One through Four, each of the amendments will become effective upon the filing of a single certificate of amendment, a form of which is attached as Annex A to this proxy statement, in accordance with the General Corporation Law of Delaware. However, we will not file the certificate of amendment and the amendments will not take effect unless the stock issuance is being consummated.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

     OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK FROM 20,000,000 TO 40,000,000, HAS DETERMINED THAT THIS AMENDMENT TO OUR CERTIFICATE OF INCORPORATION IS ADVISABLE AND IN THE BEST INTEREST OF OUR STOCKHOLDERS AND RECOMMENDS THAT OUR STOCKHOLDERS VOTE FOR ITS APPROVAL.


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EFFECTS OF THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE OUR
AUTHORIZED SHARES OF COMMON STOCK ON STOCKHOLDERS

     Stockholders should consider the following factors which may affect them, as well as the other information contained in this proxy statement, in evaluating the proposal to approve the amendment to our certificate of incorporation to increase our authorized shares of common stock.

     POSSIBLE DILUTION FROM FUTURE ISSUANCE OF ADDITIONAL SHARES. We are seeking to amend our certificate of incorporation to increase the number of authorized shares of our common stock from 20,000,000 to 40,000,000 shares, and the interests of the holders of our common stock could be diluted substantially as a result. Any future issuance of additional authorized shares of our common stock could dilute future earnings per share, book value per share and voting power of existing stockholders. Depending upon the circumstances under which such shares are issued, such issuance may reduce stockholders' equity per share and may reduce the percentage ownership of common stock of existing stockholders.

     POSSIBLE ANTI-TAKEOVER EFFECT FROM FUTURE ISSUANCE OF ADDITIONAL SHARES. Any future issuance of additional shares also may have an anti-takeover effect by making it more difficult to engage in a merger, tender offer, proxy contest or assumption of control of a large voting block of our common stock. In the event that the investors cease to own a majority of our outstanding common stock, our board of directors could impede a takeover attempt by issuing additional shares and thereby diluting the voting power of other outstanding shares and increasing the cost of a takeover. A future issuance of additional shares of common stock could be made to render more difficult an attempt to obtain control of us, even if it appears to be desirable to a majority of stockholders, and it may be more difficult for our stockholders to obtain an acquisition premium for their shares or to remove incumbent management.


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          PROPOSAL THREE--AMENDMENT TO OUR CERTIFICATE OF INCORPORATION
             TO REMOVE THE CLASSIFICATION OF OUR BOARD OF DIRECTORS

REMOVAL OF CLASSIFICATION OF OUR BOARD OF DIRECTORS

     Currently, our certificate of incorporation and by-laws provide for the division of our board of directors into three classes with staggered terms of three years. The classification of a board of directors can make it more difficult for an acquiror to gain control of a board of directors and can provide some measure of protection against certain takeover tactics.

     This amendment would remove the three classes of directors such that each director is elected annually by our stockholders. The removal of our board classification was negotiated by us with the investors in connection with the adoption of a broad number of provisions related to the protection of minority stockholders contained in one of the amendments to our certificate of incorporation and in the stockholders agreement. Our board of directors believes that, if the stock issuance and the related transactions are consummated, the defensive need to classify our board of directors is substantially reduced in view of the investors' projected ownership of over 70% of our outstanding common stock.

     The text of the amendment to remove the classification of our board into three classes of directors can be found in paragraph 3 of the form of certificate of amendment of our certificate of incorporation, which is attached as Annex A to this proxy statement.

APPROVAL

     In order to effect the stock issuance, each of the proposed amendments to the certificate of incorporation, including this Proposal Three, must be approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Each of the four proposals is conditioned upon approval of all four proposals. After approval of each of Proposals One through Four, each of the amendments will become effective upon the filing of a single certificate of amendment, a form of which is attached as Annex A to this proxy statement, in accordance with the General Corporation Law of Delaware. However, we will not file the certificate of amendment and the amendments will not take effect unless the stock issuance is being consummated.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

     OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO REMOVE THE CLASSIFICATION OF OUR BOARD INTO THREE CLASSES OF DIRECTORS, HAS DETERMINED THAT THIS AMENDMENT TO OUR CERTIFICATE OF INCORPORATION IS ADVISABLE AND IN THE BEST INTEREST OF OUR STOCKHOLDERS AND RECOMMENDS THAT OUR STOCKHOLDERS VOTE FOR ITS APPROVAL.


                                       33
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          PROPOSAL FOUR--AMENDMENT TO OUR CERTIFICATE OF INCORPORATION
            TO ADD CERTAIN MINORITY STOCKHOLDER PROTECTION PROVISIONS

MINORITY STOCKHOLDER PROTECTION PROVISIONS

     This amendment to our certificate of incorporation provides certain protections for minority stockholders (as described below) as follows:

          o For three years, our board of directors will include no less than three independent directors who meet the requirements for independent directors under the rules or listing requirements of any national stock exchange or SEC recognized quotation system on which our common stock is traded.

          o For three years, any contract or transaction between us and a control person (as described below) having a value greater than $300,000 must be approved by a majority of the independent directors and there must be at least two independent directors then in office, except that independent director approval will not be required for (i) directors' fees or benefits consistent with those currently in effect; (ii) contracts currently in effect; (iii) pro rata payment of dividends paid to all stockholders; or (iv) transactions on substantially the same terms as transactions with stockholders who are not control persons.

          o For one year, we will not enter into any business combination (as described below) with a control person that would result in minority stockholders receiving less than $8.00 per share.

          o For two years, we will not enter into any business combination with a control person without the approval of the holders of a majority of our outstanding common stock held by minority stockholders except for (i) a merger that may be effected without a stockholder vote pursuant to Section 253 of the General Corporation Law of Delaware or (ii) a business combination that occurs within 150 days following a tender offer in which a majority of our common stock then held by a majority of the minority stockholders have tendered and the price paid in the merger is the same as the price paid in the tender offer.

     Minority stockholders means the holders of our common stock, other than any holder that is a control person. A control person generally means a person or group beneficially owning more than 30% of the outstanding shares of our common stock. The investors will be considered control persons for these purposes. A business combination generally means a merger or consolidation involving us or a sale of 10% or more of our assets.

     These minority stockholder protection provisions could be amended by either the independent directors or a majority of the minority stockholders. In addition, the provisions terminate if less than 2% of the shares of common stock are held by persons other than our control persons and insiders. These minority stockholder protection provisions were negotiated by us as a condition to our board granting a waiver under Section 203 of the General Corporation Law of Delaware with respect to the stock issuance and the investors' purchase of securities owned by accounts managed by Loomis Sayles. These minority stockholder protection provisions are in addition to those that will be contained in the stockholders agreement. See "Proposal One--The Stock Issuance--Stockholders Agreement--Minority Stockholder Protection Provisions."

     The text of the amendment to add certain minority stockholder protection provisions can be found in paragraph 4 of the form of certificate of amendment of our certificate of incorporation, which is attached as Annex A to this proxy statement.

APPROVAL

     In order to effect the stock issuance, each of the proposed amendments to the certificate of incorporation, including this Proposal Four, must be approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Each of the four proposals is conditioned upon approval of all four proposals. After approval of each of Proposals One through Four, each of the amendments will become effective upon the filing of a single certificate of amendment, a form of which is attached as Annex A to this proxy statement, in accordance with the General Corporation Law of Delaware. However, we will not file the certificate of amendment and the amendments will not take effect unless the stock issuance is being consummated.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

     OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO ADD CERTAIN MINORITY STOCKHOLDER PROTECTION PROVISIONS, HAS DETERMINED THAT THIS AMENDMENT TO OUR CERTIFICATE OF INCORPORATION IS ADVISABLE AND IN THE BEST INTEREST OF OUR STOCKHOLDERS AND RECOMMENDS THAT OUR STOCKHOLDERS VOTE FOR ITS APPROVAL.


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                      INFORMATION CONCERNING THE DESIGNEES
                            TO OUR BOARD OF DIRECTORS

     Following the stock issuance, our board of directors will have ten members, consisting of four individuals designated by Nautilus, two individuals designated by one of the Carlyle/Riverstone Investment Partnerships, three individuals continuing from our current board of directors and our Chief Executive Officer. All of our other current directors will resign as of the stock issuance. The continuing directors will appoint the investor designees. YOU ARE NOT BEING ASKED TO VOTE FOR THE ELECTION OF DIRECTORS.

NAUTILUS DESIGNEES

     The following individuals are Nautilus's designees for our board of directors.

     ARI BENACERRAF, AGE 38. Mr. Benacerraf serves as a Managing Director of Credit Suisse First Boston Corporation in the Merchant Banking Group, a position he has held since November 2000. Mr. Benacerraf joined Credit Suisse First Boston Corporation in November 2000 upon the merger with Donaldson, Lufkin & Jenrette, where he was a Principal in the Merchant Banking Group since 1995. Mr. Benacerraf serves on the board of directors of Frontier Drilling ASA, Localiza Rent-a-Car S.A. and Brand Services, Inc. Mr. Benacerraf holds an M.B.A. degree from the Johnson School of Management at Cornell University.

     DAVID DURKIN, AGE 33. Mr. Durkin serves as a Vice President of Credit Suisse First Boston Corporation in the Merchant Banking Group, a position he has held since November 2000. Mr. Durkin joined Credit Suisse First Boston Corporation in November 2000 upon the merger with Donaldson, Lufkin & Jenrette, where he was a Vice President in the Merchant Banking Group since 2000. Prior to that, he served as a Vice President in the Leveraged Finance Group and other roles within investment banking since 1996. Mr. Durkin serves on the board of directors of AKI, Inc. Mr. Durkin holds an M.B.A. degree from the Wharton School at the University of Pennsylvania.

     KENNETH V. HUSEMAN, AGE 50. Mr. Huseman serves as the President and Chief Executive Officer of BASiC Energy Services, a position he has held since April 1999. Prior to that, Mr. Huseman held several executive roles at Key Energy Services and its predecessors, including serving as Chief Operating Officer between 1996 and 1999. From 1978 through 1993, Mr. Huseman held several senior operational positions at Pool Energy Services. Mr. Huseman received a B.B.A. in Accounting from Texas Tech University.

     STEVEN WEBSTER, AGE 50. Mr. Webster serves as the Managing Director of Global Energy Partners, an affiliate of DLJ Merchant Banking Partners, which makes private equity investments in the energy business. From December 1997 to May 1999, Mr. Webster was the CEO and President of R&B Falcon Corporation, an offshore drilling contractor, and prior to that, was Chairman & CEO of Falcon Drilling Company, which he founded in 1988. Mr. Webster has been a director of Carrizo Oil & Gas, Inc. since 1993 and the Chairman of the Board since 1997. Mr. Webster is also a director of Grey Wolf, Inc., Geokinetics, Inc., Frontier Drilling ASA, Crown Resources Corporation, BASiC Energy Services, Encore Bancshares, Inc., Laredo Energy and Brigham Exploration Company, as well as several other private companies. He is also a trust manager of Camden Property Trust. Mr. Webster holds an M.B.A. degree from Harvard Business School.

CARLYLE/RIVERSTONE DESIGNEES

     The following individuals are Carlyle/Riverstone's domestic investment vehicle's designees for our board of directors.

     PIERRE F. LAPEYRE, JR., AGE 40. Mr. Lapeyre is a Founder and Managing Director of Riverstone, responsible for sourcing and negotiating investments, as well as post-closing financial structuring and monitoring. In addition, he serves on the Fund's Managing Committee responsible for all portfolio activity. Prior to founding Riverstone in 2000, Mr. Lapeyre was a Managing Director at Goldman Sachs & Co., where he spent 14 years in the Global Energy and Power Group. Mr. Lapeyre currently serves on the Board of Legend Natural Gas and InTank Services. Mr. Lapeyre received his B.S. degree in Finance/Economics from The University of Kentucky, and his M.B.A. from The University of North Carolina.

     DAVID M. LEUSCHEN, AGE 51. Mr. Leuschen is a Founder and Managing Director of Riverstone, responsible for sourcing and negotiating investments, as well as post-closing portfolio company monitoring. In addition, he serves on the Fund's Managing Committee responsible for all portfolio activity. Prior to founding Riverstone in 2000, Mr. Leuschen spent 22 years with Goldman Sachs. He joined the firm in 1977, founded the firm's Global Energy and Power Group in 1982, became a Partner in 1986, and remained a Partner with the firm until leaving to found Riverstone in 2000. Mr. Leuschen has served as a Director of Frontier Drilling ASA, Legend Natural Gas, InTank Services, and Mega Energy LLC, as well as a significant number of other industry-related business and nonprofit boards of directors. He is also owner and President of Switchback Ranch LLC, an integrated cattle ranching operation in the western U.S. Mr. Leuschen received his A.B. degree from Dartmouth College, and his M.B.A. from Dartmouth's Amos Tuck School of Business.

CONTINUING DIRECTORS

     The following individuals are current directors who will continue as members of our board of directors after the stock issuance.

     PETER H. CRESSY, AGE 60. Dr. Cressy, a member of our board of directors since March 2000, has been President and Chief Executive Officer of the Distilled Spirits Council of the United States, Inc. (DISCUS) since September 1999. Prior to joining DISCUS, he was Chancellor of the University of Massachusetts at Dartmouth for six years. From 1991 to 1993, he was President of the Massachusetts Maritime Academy. Dr. Cressy, who has a Ed.D. in education from the University of San Francisco and is a Yale graduate, is a retired U.S. Navy Rear Admiral. He joined the Navy in 1963. During his 28-year career, he held senior positions at the State Department, on Capitol Hill, at the Pentagon and held major command assignments. He concluded his naval career as Commander, Fleet Air Mediterranean and Commander, NATO Air Mediterranean during Operation Desert Storm. Dr. Cressy is a Director of the distilled spirits industry's educational foundation, The Century Council.

     ROBERT L. KEISER, AGE 59. Mr. Keiser has served as a director since March 2000. He is former Chairman of the Board of the Kerr-McGee Corporation, an international energy concern, from which he retired in 1999. He was previously Chairman and Chief Executive Officer of the Oryx Energy Company from 1995 to 1999, and Chief Operating Officer from 1991 to 1994. A graduate of the University of Missouri in Rolla, he joined the Sun Company, Inc. in 1965 and became Vice President of Planning and Development for Oryx when that company was spun off from Sun in 1988. Mr. Keiser is a director of Lone Star Technologies, Inc., a member of the Board of Trustees of his alma mater and a member of the Society of Petroleum Engineers.

     GERHARD E. KURZ, AGE 62. Mr. Kurz has been Chief Executive Officer and a member of our board of directors since April 2000 and was appointed President in September 2000. He formerly served as President of Mobil Shipping and Transportation Company (MOSAT), a Mobil Oil-affiliated company from which he retired in March 2000. Mr. Kurz joined Mobil in London in 1964 as a Chartering Assistant. In 1965 he was transferred to Mobil's Marine Division in New York. After a series of assignments, he was named Vice President of Planning, Middle East and Marine Transportation, and then President of MOSAT in 1989. Mr. Kurz is past Chairman of the Marine Preservation Association and the Oil Companies International Marine Forum. He serves on the Board of Directors of the American Bureau of Shipping and previously chaired its Finance and Nominating Committees. He also serves on the Boards of the Seamen's Church Institute, the Coast Guard Foundation, and the Newport News Mariners' Museum. He is a founding member and Chairman of the Massachusetts Maritime Academy's International Business Advisory Council and a member of the International Advisory Board to the Panama Canal Authority. Mr. Kurz is the recipient of numerous awards and honors, including the International Maritime Hall of Fame Award, the 1999 SEATRADE "Personality of the Year" award, the Seamen's Church Institute Silver Bell Award, the Order of the U.S.S. ST. MARY'S Medal from the State University of New York Maritime College, and the U. S. Coast Guard Award and Medal for Meritorious Public Service. He holds an Honorary Doctorate Degree from Massachusetts Maritime Academy.

     THOMAS P. MOORE, JR., AGE 63. Mr. Moore, a member of our board of directors since December 1999, is a Principal of State Street Global Advisors and is a member of the State Street Global Advisors International Equity Team. From 1986 through 2001, he was a Senior Vice President of State Street Research & Management Company and was head of the State Street Research International Equity Team. From 1977 to 1986 he served in positions of increasing responsibility with Petrolane, Inc., including Administrative Vice President (1977-1981), President of Drilling Tools, Inc., an oilfield equipment rental subsidiary (1981-1984), and President of Brinkerhoff-Signal, Inc., an oil well contract drilling subsidiary (1984-1986). Mr. Moore is a Chartered Financial Analyst and a Director of First Community Bank in Woodstock, VT.

                    UNAUDITED PRO FORMA FINANCIAL INFORMATION

     We have prepared the following pro forma consolidated financial information to show the pro forma financial adjustments to our consolidated balance sheet as of June 30, 2002 resulting from the stock issuance, the refinancing of our existing credit facility and the redemption of our 12 1/2% senior secured notes, assuming these transactions had been completed on that date.

     Based upon the unaudited pro forma balance sheet presented below, our pro forma book value per share at June 30, 2002 would have been $7.81 per share compared to actual book value per share of $11.12 per share at that date.

     We have not presented complete pro forma results of operations. Subsequent to the closing of the proposed transactions, interest expense included in our results of operations will differ from historical results due to proposed changes to the amount of debt outstanding and differences in contractual interest rates. Assuming the proposed transactions were consummated at the beginning of the relevant period, our pro forma interest expense for the year ended December 31, 2001 would have been $34.0 million compared to actual interest expense of $55.9 million for that period, and for the six months ended June 30, 2002 would have been $15.8 million compared to actual interest expense of $25.1 million. Interest under the new credit facility is based upon an applicable margin over a variable indexed rate. Pro forma adjustments to interest expense were based on current indexed interest rates that would be applicable under the new credit facility with interest rate margins applicable to pro forma capitalization as of June 30, 2002. Pro forma adjustments to interest expense also include the elimination of non-cash amortization of original issue discount and deferred financing costs on our existing debt, net of amortization of pro forma estimated financing costs related to the proposed transactions.

     At the date of closing of the proposed transactions, we will record charges of approximately $28.8 million related to the extinguishment of our existing credit facility and 12 1/2% senior notes and a charge of $0.1 million related to the recognition of unearned compensation on stock awards that will vest as a result of the transactions.

     On August 8, 2002, we announced that we would revise both our first quarter 2002 and our December 2001 financial results to reflect the retroactive accrual of insurance expenses related to supplemental marine insurance calls assessed in December 2001 and the effect on 2002 insurance premiums. The $4.1 million in calls, which we dispute and had previously disclosed in our Annual Report on Form 10-K for 2001 and Quarterly Report on Form 10-Q for the first quarter of 2002, are intended to cover investment losses and reserve shortfalls sustained by our marine insurance underwriter, the Steamship Mutual Club. The insurance amounts are scheduled for payment in installments through 2003. We recently filed amendments to our Annual Report on Form 10-K for 2001 and Quarterly Report on Form 10-Q for the first quarter of 2002 to include the restated financial results and revise related disclosures. The revisions added approximately $4.1 million to our reported loss for both the three months and twelve months ended December 31, 2001 and approximately $200,000 for the three months ended March 31, 2002. As a result of the revision, our restated net loss for the year ended December 31, 2001 was $12.0 million or $1.16 per share (basic and diluted) versus a net loss of $29.0 million or $2.89 per share (basic and diluted) in 2000 and our restated net loss for the quarter ended March 31, 2002 was $2.3 million or $0.22 per share (basic and diluted) versus a net loss of $7.2 million or $0.71 per share (basic and diluted) in the comparable 2001 period. These revisions have been reflected in the historical June 30, 2002 consolidated financial information included in the following pro forma financial information.

     The pro forma financial information is provided for illustrative purposes and may not reflect what our financial position or results of operations would have been if the proposed transactions were consummated on the dates indicated and are not meant to reflect what our financial position or results of operations will be in any future period.

           PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                                ($ IN THOUSANDS)

                                                                  HISTORICAL         PRO FORMA         PRO FORMA
                                                                JUNE 30, 2002       ADJUSTMENTS      JUNE 30, 2002
                                                                -------------       -----------      -------------
ASSETS
Current assets:
   Cash and cash equivalents...............................   $     14,682                             $     14,682
   Restricted cash.........................................          1,337                                    1,337
   Trade accounts receivable, net..........................         47,050                                   47,050
   Other receivables.......................................         14,057                                   14,057
   Marine operating supplies...............................          8,300                                    8,300
   Prepaid expenses and other..............................          2,710                                    2,710
                                                              ------------                             ------------
     Total current assets..................................         88,136                                   88,136

Vessels and equipment, net.................................        567,313                                  567,313
Deferred costs, net........................................         47,496         $    (10,384)  (a)
                                                                                          3,900   (b)        41,012
Other......................................................          5,333                                    5,333
                                                              ------------         ------------        ------------
     Total assets..........................................   $    708,278         $     (6,484)       $    701,794
                                                              ============         =============       ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable........................................   $      8,767                             $      8,767
   Current maturities of long-term debt....................         34,537              (19,772)  (c)        14,765
   Current obligations under capital leases................          2,899                                    2,899
   Accrued interest........................................          4,696               (3,037)  (d)         1,659
   Accrued liabilities and other...........................         40,877                                   40,877
                                                              ------------         ------------        ------------
     Total current liabilities.............................         91,776              (22,809)             68,967

Long-term debt.............................................        377,513             (127,950)  (c)
                                                                                        164,859   (e)       414,422

Obligations under capital leases...........................         30,265                                   30,265
Senior notes...............................................         83,006              (83,006)  (f)            --
Other liabilities..........................................          6,641                                    6,641
                                                              ------------         ------------        ------------
     Total liabilities.....................................        589,201              (68,906)            520,295

Minority interest..........................................            959                                      959

Stockholders' equity:
   Preferred stock...........................................           --                                       --
   Common stock............................................            106                  125   (g)           231
   Additional paid-in capital..............................        167,301               91,075   (g)       258,376
   Accumulated other comprehensive income                              (10)                                     (10)
   Unearned compensation...................................           (148)                 148   (h)            --
   Accumulated deficit.....................................        (49,131)             (28,926)  (h)       (78,057)
                                                              ------------         ------------        ------------
     Total stockholders' equity............................        118,118               62,422             180,540
                                                              ------------         ------------        ------------
       Total liabilities and stockholders' equity..........   $    708,278         $     (6,484)       $    701,794
                                                              ============         =============       ============

SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET.

        NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(a) Reflects the write-off of approximately $10.4 million in deferred financing costs related to our existing credit facility and 12 1/2% senior secured notes.

(b) Reflects the incurrence of $3.9 million in estimated loan costs related to the new credit facility, which will be capitalized as deferred financing costs.

(c) Reflects the repayments of $147.7 million of debt under the existing credit facility, of which $19.8 million was classified as current maturities of long-term debt and $127.9 million was classified as long-term debt as of June 30, 2002.

(d) Reflects the payment of $3.0 million of accrued interest in connection with the repayment of our existing credit facility and the redemption of our 12 1/2% senior secured notes.

(e) Reflects borrowings of $164.9 million under the proposed new credit facility, which includes $80.0 million of term loan obligations and $84.9 million under a revolving facility.

(f) Reflects the redemption of our 12 1/2% senior secured notes with the proceeds of the proposed transactions.

(g) Reflects the receipt of the proceeds from the stock issuance, net of offering costs estimated at $8.8 million.

(h) Reflects the write-off of $0.1 million of unearned compensation resulting from the required acceleration of vesting in certain stock awards and an increase in accumulated deficit resulting from (1) the write-off of $10.4 million of deferred financing costs related to our existing credit facility and 12 1/2% senior secured notes, (2) an estimated $18.2 million loss on the redemption of our 12 1/2% senior secured notes and (3) other non-capitalizable expenses of $0.2 million associated with the transactions described above.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of our common stock as of July 10, 2002 as adjusted to reflect the pro forma sale of shares of our common stock to the investors in the stock issuance by:

          o each person who is known by us to be the beneficial owner of more than 5% of our outstanding common stock;

          o    each of our directors;

          o our chief executive officer and each of our four other most highly compensated executive officers as of December 31, 2001; and

          o    all of our directors and executive officers as a group.

     Except as otherwise indicated in the following table, the number of shares of our common stock and the percentage ownership of such shares reported to be beneficially owned in the table below do not give effect to the sale of shares of our common stock and warrants by accounts managed by Loomis Sayles to the investors. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                                                            BENEFICIAL OWNERSHIP
                                                   -------------------------------------------------------------------
                                                         BEFORE STOCK ISSUANCE               AFTER STOCK ISSUANCE
                                                   -------------------------------    --------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)               SHARES(2)      PERCENTAGE(2)       SHARES(2)       PERCENTAGE(2)
------------------------------------               -------------    --------------    --------------    --------------
Nautilus and related entities(3)
c/o DLJ Merchant Banking Partners
11 Madison Avenue
New York, New York 10010                                  --               --         8,333,333               36.0%
Carlyle/Riverstone Investment Partnerships
and related entities(4)
c/o Riverstone Holdings LLC
712 Fifth Avenue, 19th Floor
New York, New York  10019                                 --               --         4,166,667               18.0
Above investors as a group(5)                             --               --         12,500,000              54.1
Loomis, Sayles & Company, L.P.(6)(7)
One Financial Center
Boston, MA 02111                                      5,265,939           48.8%              (7)               (7)
Wexford Capital L.L.C.(8)
411 West Putnam Avenue
Greenwich, CT 06830                                   2,431,801           22.9            2,431,801           10.5
Gerhard E. Kurz                                        192,500             1.8             192,500              *
Jean Fitzgerald                                         34,500              *              38,500               *
James J. Gaffney                                        28,000              *              36,000               *
Andrew W. Brauninger                                    20,000              *              20,000               *
Robert L. Keiser                                        19,000              *              23,000               *
Thomas P. Moore, Jr.                                    18,000              *              22,000               *
William R. Ludt(9)                                      17,334              *              17,334               *
Peter H. Cressy                                         14,000              *              18,000               *
John F. McGovern                                        14,000              *              18,000               *
Donald R. Shepherd                                      14,000              *              18,000               *
L. Stephen Willrich                                     10,334              *              10,334               *
J. Stephen Nouss(10)                                    6,767               *               6,767               *
All executive officers and directors
as a group (15 persons)                                391,330           3.6               423,330           1.8

------------------
* Less than 1%.

(1) Unless otherwise indicated, the address of each of the persons whose name appears in the table above is: c/o Seabulk International, Inc., 2200 Eller Drive, P.O. Box 13038, Fort Lauderdale, Florida 33316.

(2) Includes shares issuable upon the exercise of options and warrants that have vested and are exercisable within 60 days of the date of this proxy statement. Before the stock issuance, includes shares issuable upon the exercise of options as follows: Mr. Kurz, 112,500; Mr. Fitzgerald, 34,000; Mr. Gaffney, 28,000; Mr. Brauninger, 20,000; Mr. Keiser, 14,000; Mr. Moore, 14,000; Mr. Ludt, 17,334; Mr. Cressy, 14,000; Mr. McGovern, 14,000; Mr.
     Shepherd, 14,000; Mr. Willrich, 10,334; and 15 directors and executive officers as a group, 299,830. After the stock issuance, includes the foregoing and additional shares issuable upon the exercise of options which become exercisable upon the consummation of the stock issuance as follows:
     Mr. Fitzgerald, 4,000; Mr. Gaffney, 8,000; Mr. Keiser, 4,000; Mr. Moore, 4,000; Mr. Cressy, 4,000; Mr. McGovern, 4,000; Mr. Shepherd, 4,000; and 15
     directors and executive officers as a group, 32,000. The shares underlying such options and warrants are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by such persons individually and by each group of which they are a member, but are not deemed to be outstanding for the purpose of computing the percentage of any other person.

(3) The numbers in the above table represent the shares of our common stock that may be purchased by Nautilus. Each of Nautilus, Nautilus Intermediary, L.P., Nautilus' sole general partner, (which we are referring to as Nautilus Intermediary in this proxy statement), Nautilus AIV, L.P., Nautilus Intermediary's sole general partner, (which we are referring to as Nautilus AIV in this proxy statement) and Nautilus GP, LLC, Nautilus AIV's managing general partner, (which we are referring to as Nautilus Special GP in this proxy statement) may be deemed to have beneficial ownership with respect to the shares of our common stock held by Nautilus. The partnership agreements of each of Nautilus, Nautilus Intermediary and Nautilus AIV grants, directly or indirectly, the exclusive management and decision making authority (including voting and dispositive power) with respect to the shares of our common stock held by Nautilus to Nautilus Special GP. The members of Nautilus Special GP have not been appointed yet. However, it is anticipated that four persons will be appointed as members of Nautilus Special GP. Such members may be deemed to beneficially own the shares of our common stock purchased by Nautilus. While DLJMB and certain entities affiliated with DLJMB disclaim beneficial ownership of the securities owned by Nautilus, as a result of the relationship of such entities to, and the pecuniary interest of such entities in, DLJMB, under the Securities Exchange Act of 1934 such entities may be deemed to beneficially own the securities owned by Nautilus. The amounts in the above table do not include shares of our common stock that Nautilus has agreed to purchase, contemporaneously with the stock issuance, from accounts managed by Loomis Sayles. In such purchase, Nautilus may purchase up to 3,504,081 shares of our common stock and up to 120,345 warrants for our common stock. Assuming all such shares and warrants are purchased and the stock issuance is completed, Nautilus will own approximately 49% of our outstanding shares of common stock on a fully diluted basis. Nautilus and its related entities may be considered a group together with the Carlyle/Riverstone Investment Partnerships and therefore be deemed to beneficially own the shares beneficially owned by the Carlyle/Riverstone Investment Partnerships, but no such entity affirms the existence of any such group. Such entities disclaim any such beneficial ownership.

(4) The share number in the above table represents the shares of common stock to be purchased by the Carlyle/Riverstone Investment Partnerships, including C/R Marine Domestic Partnership, L.P., a Delaware limited partnership, and C/R Marine Non-U.S. Partnership, L.P., a Delaware limited partnership. C/R Marine GP Corp., a Delaware corporation, exercises investment discretion and control over the shares held by the Carlyle/Riverstone Investment Partnerships directly through its capacity as the sole general partner of the Carlyle/Riverstone Investment Partnerships. William E. Conway, Jr., Daniel A. D'Aniello, David M. Rubenstein, Pierre F. Lapeyre, Jr., David M. Leuschen and Jim H. Derryberry, as the executive officers and directors of C/R Marine GP Corp., may be deemed to share beneficial ownership of the shares shown as beneficially owned by the Carlyle/Riverstone Investment Partnerships. Such persons disclaim such beneficial ownership. Each of the Carlyle/Riverstone Investment Partnerships may be deemed to beneficially own the shares by the other the Carlyle/Riverstone Investment Partnerships. Such partnerships disclaim such beneficial ownership. The amounts in the above table do not include shares of our common stock that the Carlyle/Riverstone Investment Partnerships have agreed to purchase, contemporaneously with the stock issuance, from accounts managed by Loomis Sayles. In such purchase, the Carlyle/Riverstone Investment Partnerships have agreed to purchase up to 1,752,041 shares of our common stock and up to 60,172 warrants for our common stock. Assuming all such shares and warrants are purchased and the stock issuance is completed, the Carlyle/Riverstone Investment Partnerships will own approximately 24% of our outstanding shares of common stock on a fully diluted basis. Such entities may be considered a group together with Nautilus and therefore be deemed to beneficially own the shares owned by Nautilus. Such entities disclaim any such beneficial ownership.

(5) Assuming the stock issuance is completed and Nautilus and the Carlyle/Riverstone Investment Partnerships purchase all of the shares of our common stock and warrants from accounts managed by Loomis Sayles, they will beneficially own approximately 73% of our outstanding shares of common stock on a fully diluted basis.

(6) Loomis Sayles has advised us that it has sole dispositive power with respect to these shares as discretionary investment managers for a number of client accounts. 171,226 of the total 5,265,939 shares consists of warrants which upon exercise are converted into shares of our common stock. Loomis Sayles also has sole voting power with respect to 4,012,483 shares and shared voting power with respect to 316,027 shares. The securities held by Loomis Sayles as discretionary investment manager are voted by Loomis, Sayles Voting, Inc., a special general partner of Loomis Sayles which has the sole authority with respect to voting and dispositions of our securities.

(7) Loomis Sayles has agreed to cause all shares and warrants that Loomis Sayles has the power to sell to be sold to the investors contemporaneously with the stock issuance.

(8) According to a filing on Schedule 13D, Wexford Capital LLC, by reason of its status as investment advisor, may be deemed to beneficially own all shares that are beneficially owned by each of Wexford Spectrum Investors, LLC, Valentis Investors, LLC, Solitair Corp. and Taurus Investors, LLC, all of which have the same address as Wexford Capital LLC. Each of Charles E. Davidson and Joseph M. Jacobs, of the same address, by reason of his status as controlling person of Wexford Capital LLC, may be deemed to have beneficial ownership of all shares beneficially owned by Wexford Capital LLC.

(9) Mr. Ludt resigned as Senior Vice President - Towing Division as of June 30, 2002.

(10) Mr. Nouss resigned as Senior Vice President, Chief Financial Officer as of March 31, 2002.

                          STOCKHOLDER PROPOSALS FOR THE
                       2003 ANNUAL MEETING OF STOCKHOLDERS

     Any stockholder who wishes to present a proposal for consideration at the Annual Meeting of Stockholders to be held in 2003 must submit such proposal in accordance with the rules of the SEC. In order for a proposal to be included in the proxy materials relating to the 2003 Annual Meeting, it must be received by us no later than December 10, 2002. If a stockholder intends to submit a proposal at the 2003 Annual Meeting of Stockholders that is not eligible for inclusion in the proxy materials relating to that meeting, the stockholder must do so no later than February 28, 2003. If such stockholder fails to comply with the foregoing notice provision, the proxy holders will be allowed to use their discretionary voting authority when and if the proposal is raised at the 2003 Annual Meeting of Stockholders. Such proposals and notice should be addressed to Alan R. Twaits, Senior Vice President, General Counsel and Secretary, Seabulk International, Inc., 2200 Eller Drive, P.O. Box 13038, Ft. Lauderdale, Florida 33316.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and the web site maintained by the SEC at www.sec.gov.

     We filed a Current Report on Form 8-K on June 19, 2002 reporting the execution of the stock purchase agreement by us and the investors. A copy of the stock purchase agreement and related documents are filed as exhibits to the Form 8-K.

                           FORWARD-LOOKING STATEMENTS

     This proxy statement contains statements that do not directly or exclusively relate to historical facts. Such statements are "forward-looking statements." You can typically identify forward-looking statements by the use of forward-looking words, such as "may," "will," "could," "project," "believe," "anticipate," "expect," "estimate," "potential," "plan," "forecast," and other similar words. Forward-looking statements in this proxy statement include statements regarding the following:

          o    completion of the stock issuance;

          o    the refinancing of our existing credit facility;

          o the redemption or other retirement of our 12 1/2% senior secured notes;

          o    the amendments to our certificate of incorporation;

          o the purchase by the investors of our common stock and warrants from accounts managed by Loomis Sayles;

          o estimates of fees and expenses relating to the stock issuance, the refinancing of our existing credit facility and the redemption or other retirement of our 12 1/2% senior secured notes; and

          o    pro forma financial information.

     The forward-looking statements in this proxy statement reflect our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside our control. Important factors could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements contained herein. Except as required by law, we undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.

                                                                         ANNEX A


                                   FORM OF
                          CERTIFICATE OF AMENDMENT
                                   OF THE
                        CERTIFICATE OF INCORPORATION
                                     OF
                        SEABULK INTERNATIONAL, INC.
FILED IN THE OFFICE OF THE SECRETARY OF STATE OF DELAWARE ON             , 2002

    Seabulk International, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), hereby certifies that:

 1. The name of the corporation is Seabulk International, Inc. (the "Corporation").

 2. The Certificate of Incorporation of the Corporation is hereby amended to change the number of shares of stock which the Corporation shall have authority to issue so that Article IV, paragraph (a) of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

         "(a) The total number of shares of stock which the Corporation shall have authority to issue is Forty-Five Million (45,000,000), consisting of Five Million (5,000,000) shares of Preferred Stock, without par value (the "PREFERRED STOCK"), and Forty Million (40,000,000) shares of Common Stock, par value $0.01 per share (the "COMMON STOCK")."

 3. The Certificate of Incorporation of the Corporation is hereby amended to delete the third paragraph of Article IX.

 4. The following Article XIV of the Certificate of Incorporation of the Corporation is hereby inserted in its entirety to read as follows:

                                ARTICLE XIV

          (a) For purposes of this Article XIV, the following terms shall have the meanings specified below:

                (1) "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                (2) "Business Combination" shall mean (A) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with any Control
          Person (as defined below), or (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) by the Corporation or a majority-owned subsidiary of the Corporation, except proportionately as a stockholder of the Corporation, to or with a Control Person, whether as part of a dissolution (except as part of an insolvency or bankruptcy proceeding under applicable laws) or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate Fair Market Value equal to 10% or more of either the aggregate Fair Market Value of all the assets of the Corporation determined on a consolidated basis or the aggregate Fair Market Value of all the outstanding stock of the Corporation; PROVIDED, HOWEVER, that the foregoing shall not apply to mortgages, pledges, transfers or other dispositions made pursuant to any credit facility or other loan or financing arrangement of the Corporation or any of its majority-owned subsidiaries with respect to which a Control Person is an agent or member of a bona fide syndication of financial institutions or other lenders.

                (3) A "Control Person" is (x) a Person or group of Persons (as contemplated by

          Section 13(d)(3) of the Exchange Act) who beneficially owns (as determined pursuant to Rule 13d-3 under the Exchange Act) more than 30% of the outstanding shares of Voting Stock of the Corporation,
          (y) any Person or group of Persons who by agreement, arrangement or understanding has the right or power to elect a majority of the members of the board of directors of the Corporation, or (z) any Affiliate of any such Person or member of a group of such Persons described in clause (x) or (y) (other than the Corporation and direct or indirect majority-owned subsidiaries of the Corporation); provided that (i) no Person or group (an "Exempt Person") shall be a Control Person if, and for so long as, (A) the Exempt Person is not a Person or group described in clause (y) or an Affiliate of such Person or group and (B) a Person (who is not a member of a group that includes the Exempt Person) or group (which does not include the Exempt Person as a member), together with any Affiliates of such other Person (or member of such group) beneficially owns a majority of the outstanding shares of Voting Stock of the Corporation and
          (ii) no individual who is a member of management and a party to the Stockholders Agreement as of the date of filing of a Certificate of Amendment initially including this Article XIV shall be a Control Person solely by reason of being a party to such Stockholders Agreement.

                (4) "Determination Date" shall mean, with respect to each Business Combination for which Fair Market Value is being calculated, the date that the Board of Directors of the Corporation approves the Business Combination pursuant to which Fair Market Value is being calculated.

                (5) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                (6) "Fair Market Value" shall mean with respect to property, securities or rights other than cash, its fair market value as of the Determination Date as mutually determined by the Independent Directors and the directors of the Corporation who are not Independent Directors (the "non-Independent Directors"); PROVIDED, HOWEVER, that, if the Independent Directors and the non-Independent Directors are unable to agree within fifteen days as to Fair Market Value, the Fair Market Value shall be determined by an independent third party appraiser selected by the Independent Directors and the non-Independent Directors. Notwithstanding the foregoing, any publicly-traded securities shall be valued as follows:

                    (a) If traded on a securities exchange or through the Nasdaq
                National Market, the value shall be deemed to be the average of the reported closing prices of the securities on such exchange or market over the 30-day period ending three (3) days prior to the Determination Date; or

                    (b) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30-day period ending three
                (3) days prior to the Determination Date.

                (7) "Independent Directors" shall mean directors of the Corporation who (A) meet the standards for independent directors under the rules or listing requirements of any national stock exchange or Securities and Exchange Commission recognized quotation system on which the Common Stock is then listed or quoted or, if the Common Stock is not listed or quoted, the last national stock exchange or Securities and Exchange Commission recognized quotation system on which the Common Stock was listed or quoted and (B) are not officers, directors, employees or immediate family members of a Control Person.

                (8) "Minority Stockholders" shall mean the holders of Common Stock of the Corporation, other than any holder that constitutes a Control Person.

                (9) "Person" shall mean any individual, partnership, corporation, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, or other entity.

                (10) "Stockholders Agreement" dated as of the date of the filing of the Certificate of Amendment initially including this Article XIV by and among the Corporation, the Investors named therein and certain members of management, as such agreement may be amended in accordance with the terms thereof.

                (11) "Voting Stock" shall have the meaning set forth in Section 203 of the General Corporation Law of the State of Delaware, as such section was in effect on the date of the filing of the Certificate of Amendment initially including this Article XIV.

          (b) No less than three of the directors of the Corporation shall at all times be Independent Directors, except for temporary periods resulting from the resignation, removal from office, disqualification or death of an Independent Director. Vacancies created by the resignation, removal from office, disqualification or death of an Independent Director shall be filled as promptly as reasonably practicable in accordance with the Corporation's by-laws or by the stockholders in accordance with the terms of the Stockholders Agreement or any stockholders agreement then in effect to which the Corporation is a party and in any case by the next annual meeting of stockholders of the Corporation.

          (c) The Corporation will not, and will not permit, cause or suffer any direct or indirect majority-owned subsidiary of the Corporation to, enter into or engage in any contract or transaction, or any series of similar contracts or transactions, with any Control Person, having a value to the Control Persons reasonably estimated by the Independent Directors to be more than $300,000, or reasonably estimated by the Independent Directors to involve or expected to involve payments by the Corporation in excess of $300,000 in any twelve-month period, unless (1) there are at least two Independent Directors then in office and (2) such contract or transaction, or series of similar contracts or transactions, are approved by a majority of the Independent Directors then in office; PROVIDED, HOWEVER, that such approval shall not be required with respect to any of the following: (a) directors' fees, indemnification or similar arrangements or any compensation, reimbursement, incentive or benefit plan or arrangement entered into by the Corporation or any of its subsidiaries with a director of the Corporation or any of its subsidiaries who is a Control Person that are consistent with benefits pursuant to agreements and policies in effect on the date of the filing of the Certificate of Amendment initially including this Article XIV; (b) any contract to which the Control Person and the Corporation or any of its subsidiaries is a party that is in effect on the date of the filing of the Certificate of Amendment initially including this Article XIV or any transaction contemplated thereby; (c) pro rata payments of dividends or other distributions that are also paid or made to the Corporation's other stockholders; or (d) transactions (including a placement or offering of additional securities of the Corporation) that are on substantially the same terms as transactions with stockholders of the Corporation that do not constitute Control Persons. Additionally, such contract or transaction shall not be void or voidable to the extent that a Control Person notifies the Independent Directors of such contract or transaction, or series of contracts or transactions, and the Independent Directors determine that such contract or transaction, or series of contracts or transactions, does not meet the $300,000 threshold, notwithstanding that such contract or transaction, or series of contracts or transactions, ultimately results in value or payments in excess of $300,000. Such approval shall be in addition to any other approval required by applicable law.

          (d) Until the date which is one year from the date of the filing of the Certificate of Amendment initially including this Article XIV, the Corporation will not, and will not permit, cause or suffer any direct or indirect majority-owned subsidiary of the Corporation to, enter into or become party to any Business Combination with any Control Person that would result in Minority Stockholders receiving cash, property, rights or securities having an aggregate Fair Market Value of less than $8.00 per share of Common Stock of the Corporation (as such price may be adjusted pursuant to the following sentence, the "Minimum Price"). If, between the date hereof and the date of the consummation of any such Business Combination, the outstanding Common Stock of the Corporation shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, reverse stock split, combination or exchange (as part of a reclassification or recapitalization) of shares, or a stock dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Minimum Price shall be appropriately adjusted to provide to the

    Minority Stockholders the same economic effect as contemplated by this paragraph (d) prior to such event.

          (e) Until the date which is two years from the date of the filing of the Certificate of Amendment initially including this Article XIV, the Corporation will not, and will not permit, cause or suffer any direct or indirect majority-owned subsidiary of the Corporation to, enter into or become party to any Business Combination with any Control Person without the approval of the holders of a majority of the outstanding Common Stock held by Minority Stockholders and Control Persons that are not Affiliates of the Control Person that enters into or is party to such Business Combination; PROVIDED, HOWEVER, that such approval shall not be required for (i) a merger to be effected pursuant to Section 253 of the DGCL (a "Short-form Merger"), or (ii) a Business Combination that occurs within 150 days following the consummation of a tender offer by a Control Person for all of the shares of Common Stock then held by the Minority Stockholders, provided that (x) such tender offer is subject to the nonwaiveable condition that there have been validly tendered and not withdrawn a majority of the shares of Common Stock then held by the Minority Stockholders; (y) such condition is met; and (z) the consideration to be paid in respect of shares of Common Stock held by remaining Minority Stockholders in such merger shall be the same consideration per share as the consideration paid per share in such tender offer.

          (f) In addition to any other vote of stockholders or the Board of Directors of the Corporation required by law or this Certificate of Incorporation, this Article XIV may not be amended, altered or modified unless either (1)(A) there are at least two Independent Directors then in office and (B) such amendment, alteration, or modification is approved by a majority of the Independent Directors then in office or (2) such amendment, alteration, or modification is approved by the holders of a majority of the Common Stock of the Corporation held by Minority Stockholders.

          (g) Except for provisions that by their terms expire earlier, this
    Article XIV shall cease to have any further force and effect on the date which is three years from the date of the filing of the Certificate of Amendment initially including this Article XIV, or such earlier date on which no less than 98% of the Corporation's Common Stock is held by Control Persons or officers, directors, or employees of the Corporation."

 5. The foregoing amendment to the Certificate of Incorporation of the Corporation was duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

    IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment
to be signed by          , its            , this       day of         , 2002.


                                                 SEABULK INTERNATIONAL, INC.



                                                 ------------------------------
                                                 Name:
                                                 Title:

                                                                         ANNEX B


[RBC Dain Rauscher letterhead]


June 13, 2002


The Board of Directors
Seabulk International, Inc.
2200 Eller Drive
Ft. Lauderdale, FL 33316

To the Board of Directors:

You have requested our opinion, as of the date hereof, as to the fairness, from a financial point of view, to Seabulk International, Inc., a Delaware corporation (the "Company"), of the consideration to be received by the Company (the "Investment") pursuant to the terms of the issuance and sale by the Company of 12,500,000 shares (the "Shares") of common stock at $8.00 (less applicable transaction fees and expenses) per Share (the "Per Share Investment") to the Investors (as defined below) in accordance with the Stock Purchase Agreement (the "Agreement") by and among the Company and the investors listed on Schedule 1 to the Agreement (the "Investors"), dated as of June 13, 2002.

RBC Dain Rauscher Inc. ("RBC"), a member company of RBC Capital Markets, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

We are acting as financial advisor to the Company in connection with the Investment, and we will receive a fee for our services, a portion of which is contingent upon the consummation of the Investment. We will also receive a fee for providing this opinion, which is not contingent upon the consummation of the Investment. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have also been retained to act as lead manager and book-running manager in connection with the possible issuance of public or Rule 144A debt securities of the Company. In the ordinary course of business, RBC may act as a market maker and broker in the publicly traded securities of the Company and Credit Suisse Group, the parent company of one or more of the Investors, and receives customary compensation in connection therewith, and may also actively trade securities of the Company and Credit Suisse Group for its own account and the accounts of its customers, and, accordingly, may hold a long or short position in such securities. RBC has been working with the Company to identify potential acquisitions, which could be consummated after the closing of the Investment.

In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have: (i) reviewed the financial terms of the Agreement; (ii) reviewed and analyzed certain publicly available information filed by the Company with the Securities and Exchange Commission and certain other financial and operating information supplied to us by the Company, including certain historical audited financial statements, and certain internal unaudited financial information; (iii) conducted discussions with senior management of the Company with respect to the business prospects and financial outlook of the Company; and (iv) received and reviewed financial forecasts prepared by the Company's management on the potential future performance of the Company on a stand-alone basis.

In arriving at our opinion, we performed the following analyses in addition to the review and inquiries referred to in the preceding paragraph: (i) reviewed the historical market prices and trading activity of the Company's common stock; (ii) compared valuation metrics of selected comparable publicly-traded companies to the valuation metrics implied by the Per Share Investment; (iii) compared valuation metrics, to the extent publicly available, of selected precedent transactions to the valuation metrics implied by the Per Share Investment; and (iv) performed other studies and analyses as we considered appropriate.

We have assumed that the Company's financial forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company's management. We express no opinion as to the Company's financial forecasts or the assumptions on which they were based. We have also assumed that the Company will perform substantially in accordance with these financial forecasts.

The Board of Directors
Seabulk International, Inc.
Page 2


We have assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating, and other information provided to us by the Company or its representatives (including, without limitation, the financial statements and related notes thereto of the Company), and have not assumed responsibility for independently verifying and have not independently verified such information. We have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the respective assets or liabilities of the Company, and we have not been furnished with any such valuations or appraisals. In addition, we have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of the Company.

RBC has considered the assessment of the Company's management as to the Company's financing requirements, the availability of alternative financing and the potential effects on the Company and its business of a failure to obtain additional capital in the near term. During the course of our engagement, RBC did not have discussions with third parties regarding an equity investment or a business combination involving the Company.

For purposes of rendering our opinion, RBC has assumed that the representations and warranties of the parties contained in the Agreement are true and correct, each party will perform all of the covenants and agreements to be performed by it under the Agreement and all conditions to the obligations of each party to consummate the Investment will be satisfied without any material waiver or modification thereof. RBC has assumed that all governmental, regulatory or other approvals and consents required in connection with the consummation of the Investment will be obtained.

RBC does not express any opinion as to the prices at which the Shares may trade following the date of this opinion, at the closing of the Investment, or at any time in the future. Our opinion speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal, or other circumstances or event of any kind or nature which may exist or occur after such date.

RBC has assumed that the Investment will be exempt from the registration requirements of the Securities Act of 1933, as amended, and has further assumed that the Investment will be consummated in a manner that in all other respects complies with the requirements of federal and state securities laws, rules and regulations.

Our opinion expressed herein is provided for the information and assistance of the Board of Directors of the Company in connection with the transaction contemplated by the Agreement and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Investment. This opinion may be published in its entirety and described, subject to our prior approval, in the Company's proxy statement with respect to voting on the approval of the Investment, but shall not be otherwise published or used, nor shall any public references to us be made, without our prior written consent.

Our opinion does not address the merits of the underlying decision by the Company to engage in the Investment or the relative merits of the Investment compared to any alternative business strategy or transaction in which the Company might engage.

Our opinion addresses solely the fairness of the Per Share Investment, from a financial point of view, to the Company. In accordance with our standard practice, our opinion does not in any way address aspects of the transaction other than the consideration to be received by the Company pursuant to the Agreement.

Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Per Share Investment is fair, from a financial point of view, to the Company.

Very truly yours,


/s/ RBC DAIN RAUSCHER INC.
RBC DAIN RAUSCHER INC.

                                                           [Form of Proxy]

This proxy, when properly executed, will be voted as specified. If no specification is made,          Please mark       |X|
it will be voted for proposals 1, 2, 3 and 4, and in the discretion of the Proxy or Proxies on any    your votes as
other matters that may properly come before the Meeting or any adjournments thereof. PLEASE NOTE      indicated in
THAT A VOTE AGAINST OR ABSTENTION REGARDING ONE PROPOSAL IS EFFECTIVELY A VOTE AGAINST ALL FOUR       this example
PROPOSALS, SINCE CONSUMMATION OF THE TRANSACTIONS REQUIRES STOCKHOLDER APPROVAL OF ALL FOUR ITEMS.



 1. PROPOSAL TO APPROVE THE ISSUANCE OF 12,500,000 SHARES              FOR   AGAINST   ABSTAIN
    OF COMMON STOCK PURSUANT TO A STOCK PURCHASE AGREEMENT             | |     | |       | |
    BY AND AMONG THE COMPANY AND CERTAIN INVESTORS, DATED
    JUNE 13, 2002, AS IT MAY BE AMENDED FROM TIME TO TIME;                                           MARK HERE IF YOU PLAN TO   | |
                                                                                                     ATTEND THE MEETING. PLEASE
 2. PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCOR-              FOR   AGAINST   ABSTAIN       CALL 954-524-4200, x333
    PORATION, TO INCREASE THE NUMBER OF AUTHORIZED                     | |     | |       | |         TO CONFIRM YOUR ATTENDANCE
    SHARES OF COMMON STOCK FROM 20,000,000 TO 40,000,000;
                                                                                                     MARK HERE FOR ADDRESS      | |
 3. PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCOR-              FOR   AGAINST   ABSTAIN       CHANGE AND NOTE BELOW
    PORATION TO REMOVE THE CLASSIFICATION OF THE BOARD INTO            | |     | |       | |
    THREE CLASSES OF DIRECTORS;

 4. PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCOR-              FOR   AGAINST   ABSTAIN
    PORATION TO ADD CERTAIN MINORITY STOCKHOLDER PROTECTION            | |     | |       | |
    PROVISIONS;

 5. TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT
    THEREOF.



Signature____________________________________ Signature____________________________________ Date____________________________________
Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked. Receipt of the Notice of Special Meeting and Proxy Statement is hereby acknowledged. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.
------------------------------------------------------------------------------------------------------------------------------------
                                                       ^FOLD AND DETACH HERE^

                                              VOTE BY INTERNET OR TELEPHONE OR MAIL
                                                  24 HOURS A DAY, 7 DAYS A WEEK

                              Internet and telephone voting is available through 4PM Eastern Time the business day prior to the special meeting day.

                Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

--------------------------------------        --------------------------------------        --------------------------------------
               INTERNET                                     TELEPHONE                                     MAIL
     http://www.eproxy.com/sblk                          1-800-435-6710
Use the Internet to vote your proxy.          Use any touch-tone telephone to vote                 Mark, sign and date
Have your proxy card in hand when       OR    your proxy. Have your proxy card in      OR            your proxy card
you access the web site. You will be          hand when you call. You will be                             and
prompted to enter your control number,        prompted to enter your control number,                return it in the
located in the box below, to create           located in the box below, and then                 enclosed postage-paid
and submit an electronic ballot.              follow the directions given.                              envelope.
--------------------------------------        --------------------------------------        --------------------------------------

                                       IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE,
                                          YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.





                                   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


SEABULK INTERNATIONAL, INC.-- COMMON STOCK PROXY -- FOR THE SPECIAL MEETING OF STOCKHOLDERS AT 10:30 A.M. LOCAL TIME, THURSDAY,
SEPTEMBER 5, 2002 AT THE PORT EVERGLADES ADMINISTRATION BUILDING, 1850 ELLER DRIVE, FORT LAUDERDALE, FLORIDA.

     The undersigned hereby appoints Gerhard E. Kurz and Alan R. Twaits, or either of them, with full power of substitution, as
Proxies to represent and vote all of the shares of Common Stock of Seabulk International, Inc. held of record by the undersigned at the above-stated Special Meeting, and any adjournments thereof, upon the matters set forth in the Notice of Special Meeting of
Stockholders and Proxy Statement dated August 14, 2002, as follows:


                                                   (Continued on Reverse Side)


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                                                    ^ FOLD AND DETACH HERE ^